UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

THE NEW YORK TIMES COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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THE NEW YORK TIMES COMPANY

NOTICE OF 2015 ANNUAL MEETING AND PROXY STATEMENT

620 Eighth Avenue New York, NY 10018 tel 212-556-1234
Invitation to 2015 Annual Meeting of Stockholders
DATE: Wednesday, May 6, 2015
TIME: 10:00 a.m.
PLACE: TheTimesCenter
242 West 41st Street, New York, NY 10018

March 24, 2015
Dear Fellow Stockholder:
Please join me at our Annual Meeting on Wednesday, May 6, 2015, where you will be asked to vote on the election of the Board of Directors and the ratification of the selection of auditors. In addition, our Class B stockholders will be asked to vote on an advisory resolution to approve executive compensation.
We are very pleased to add two exceptional nominees for election by our Class A stockholders this year: Rebecca Van Dyck, Vice President, Consumer and Brand Marketing, Facebook, Inc., and Dara Khosrowshahi, President and Chief Executive Officer, Expedia, Inc. We expect both of these outstanding nominees will provide the Board with a valuable perspective highly relevant to the Company’s digital strategy.
David Liddle, who has served on our Board since 2000, is retiring and, accordingly, is not standing for election at this year’s Annual Meeting. He has provided invaluable advice and counsel during his tenure on the Board, and we are grateful for his many contributions. All of the other current directors are standing for re-election.
We are furnishing our proxy materials to stockholders primarily over the Internet. On or about March 24, 2015, we will begin mailing a Notice of Internet Availability of Proxy Materials to stockholders informing them that the Proxy Statement, 2014 Annual Report and voting instructions are available online. As more fully described in that Notice, a stockholder may instead choose to request paper copies of the proxy materials.
In addition to the formal items of business at the Annual Meeting, my colleagues and I will review the major Company developments over the past year and share with you our plans for the future. You will have an opportunity to ask questions and express your views to the senior management of the Company. Members of the Board of Directors will also be present.
Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote your shares using the Internet or by phone, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card you will receive in response to your request. Instructions on each of these voting methods are outlined in the enclosed Proxy Statement on page 2. Please vote as soon as possible.
I hope to see you on May 6th.
ARTHUR SULZBERGER, JR.
Chairman of the Board

620 Eighth Avenue New York, NY 10018 tel 212-556-1234
Notice of Annual Meeting of Stockholders
To be held Wednesday, May 6, 2015
To the Holders of Class A and Class B
Common Stock of The New York Times Company:

The Annual Meeting of Stockholders of The New York Times Company will be held at 10:00 a.m., local time, on Wednesday, May 6, 2015, at TheTimesCenter, 242 West 41st Street, New York, NY 10018, for the following purposes:

1.	To elect a Board of 14 members;

2.	To hold an advisory vote to approve executive compensation;

3.	To ratify the selection of Ernst & Young LLP, an independent registered public accounting firm, as auditors for the fiscal year ending December 27, 2015; and

4.	To transact such other business as may properly come before the meeting.
Holders of the Class A and Class B common stock as of the close of business on March 9, 2015, are entitled to notice of, and to attend, this meeting as set forth in the Proxy Statement. Class A stockholders are entitled to vote for the election of five of the 14 directors. Class B stockholders are entitled to vote for the election of nine of the 14 directors and on the advisory resolution to approve executive compensation. Class A and Class B stockholders, voting together as a single class, are entitled to vote on the proposal to ratify the selection of Ernst & Young LLP as auditors for the 2015 fiscal year. Class B stockholders are entitled to vote on any other matters presented at the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE AS PROMPTLY AS POSSIBLE USING THE INTERNET OR THE DESIGNATED TOLL-FREE TELEPHONE NUMBER, OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST. THIS IS IMPORTANT FOR THE PURPOSE OF ENSURING A QUORUM AT THE MEETING.

New York, NY
March 24, 2015
By Order of the Board of Directors
DIANE BRAYTON
Secretary and Assistant General Counsel

The New York Times Company
Proxy Statement
Annual Meeting of Stockholders to be Held on May 6, 2015

VOTING ON MATTERS BEFORE THE ANNUAL MEETING

Q:	What am I voting on?

A:	Stockholders are asked to vote on three items at the 2015 Annual Meeting:

•	Proposal 1: Election of the Board of Directors of The New York Times Company (the “Board”).

•	Proposal 2: Advisory vote to approve executive compensation (the “say-on-pay” vote).

•	Proposal 3: Ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 27, 2015.

Q:	Who is entitled to vote?

A:
The New York Times Company has two classes of outstanding voting securities: Class A common stock, $.10 par value per share (“Class A stock”) and Class B common stock, $.10 par value per share (“Class B stock”). Stockholders of record of Class A stock or Class B stock as of the close of business on March 9, 2015, may vote at the 2015 Annual Meeting. As of March 9, 2015, there were 165,731,716 shares of Class A stock and 816,635 shares of Class B stock outstanding. Each share of stock is entitled to one vote.

•	Proposal 1: Class A stockholders vote for the election of five of the 14 directors. Class B stockholders vote for the election of nine of the 14 directors.

•	Proposal 2: Class B stockholders vote on this proposal.

•	Proposal 3: Class A and B stockholders, voting together as a single class, vote on this proposal.

Q:	Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

A:
We are furnishing this Proxy Statement and our 2014 Annual Report to our stockholders by providing access to these documents on the Internet rather than mailing printed copies. This approach saves natural resources and reduces the cost to print and distribute the proxy materials, while providing a convenient way to access the materials and vote. On or about March 24, 2015, we will begin mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders (other than those who previously requested printed copies or electronic delivery of our proxy materials). The Notice directs you to a website where you can access our proxy materials and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of these materials, please follow the instructions included in the Notice.

Q:	How do I get electronic access to the proxy materials?

A:
The Notice will provide instructions on how to view the proxy materials for our Annual Meeting on the Internet. In addition, this Proxy Statement is available at http://investors.nytco.com/investors/financials/proxy-statements, and the 2014 Annual Report is available at http://investors.nytco.com/investors/financials/annual-reports.

You may elect to receive all future stockholder communications (i.e., our annual reports, proxy statements and other correspondence) electronically by email, instead of in print, by choosing this method of delivery in the “Investors” section of our website at http://investors.nytco.com/investors/investor-resources/annual-meeting-information. If you choose to receive future stockholder communications electronically, and we encourage you to do so, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for as long as the email address you provided is valid.

THE NEW YORK TIMES COMPANY – P. 1

Q:	How do I cast my vote?

A:
You can vote your shares either by proxy or in person at the Annual Meeting. (If you hold your shares in The New York Times Companies Supplemental Retirement and Investment Plan (the “Company 401(k) Plan”), please refer to the instructions below under “How do I vote my shares in the Company 401(k) Plan?”)

If you choose to vote by proxy, you may do so by using the Internet or the designated toll-free telephone number, or if you received a printed copy of the proxy materials, by mail. Whichever method you use, for your proxy to be counted, it must be received by 11:59 p.m. Eastern Time on May 5, 2015 (11:59 p.m. Eastern Time on May 3, 2015 for shares held in the Company 401(k) Plan). Each of these procedures is more fully explained below.

•	Vote by Internet
You can vote your shares by Internet on the voting website, http://www.proxyvote.com. Internet voting is available 24 hours a day, seven days a week. Follow the instructions and have your Notice, proxy card or voting instruction form in hand, as you will need to reference your assigned Control Number(s).

•	Vote by Telephone
You can also vote your shares by telephone by calling the toll-free telephone number provided on the voting website, http://www.proxyvote.com, and on the proxy card. Telephone voting is available 24 hours a day, seven days a week.

•	Vote by Mail
If you received a printed copy of the proxy materials, you can vote by completing the enclosed proxy card or voting instruction form and returning it in the return envelope provided. If you received a Notice, you can request a printed copy of the proxy materials by following the instructions in the Notice. If you voted by Internet or telephone, you do not need to return your proxy card or voting instruction form.

•	Voting in Person at the Annual Meeting
If you wish to vote in person, written ballots will be available at the Annual Meeting. If you are a beneficial or street name holder, while you are invited to attend the Annual Meeting, you may only vote your shares in person at the Annual Meeting if you bring with you a legal proxy from the registered holder and submit it with a written ballot. A legal proxy may be obtained from your broker, bank or other nominee.
Even if you plan on attending the Annual Meeting in person, you may cast your vote in advance using any of the methods described above.
If you are a registered holder and submit a proxy without giving instructions, your shares will be voted as recommended by the Board.
If you are a beneficial owner of shares, voting your shares is critical due to a New York Stock Exchange (“NYSE”) rule that prohibits your broker from voting your shares on Proposals 1 and 2 without your instructions. See “What is a broker non-vote?”
If you have any questions about this NYSE rule or the proxy voting process in general, the U.S. Securities and Exchange Commission (the “SEC”) also has a website (http://www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder.

Q:	What is the difference between holding shares as a “registered holder” and as a “beneficial owner” of shares held in street name?

A:
Registered Holder. If your shares are registered directly in your name on the books of the Company maintained with the Company’s transfer agent, Computershare, you are considered the “registered holder” of those shares, and the proxy materials are sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name (also called a “street name” holder), and the proxy materials are forwarded to you by your broker, bank or other nominee. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account.

P. 2 – THE NEW YORK TIMES COMPANY

Q:	What are the procedures for attending the Annual Meeting?

A:
All stockholders as of the record date and members of their immediate families are welcome to attend the Annual Meeting. If you attend, please note that you may be asked to present government-issued identification (such as a driver’s license or passport) and evidence of your share ownership on the record date. This can be the Notice, your proxy card, your most recent stock account statement, a copy of the voting instruction form provided by your broker, bank or other nominee or other similar evidence of ownership.

We will have in place customary security measures, which may include a bag search. The use of cameras, cellphones or other recording devices will not be allowed.
You do not need to attend the Annual Meeting to vote. See “How do I cast my vote?”

Q:	How do I vote my shares in the Company 401(k) Plan?

A:
If you are a participant in the Company 401(k) Plan, you may instruct the trustee for the Company 401(k) Plan on how to vote the shares attributed to your account by mail, by telephone or on the Internet. (Instructions on how to vote by mail, by telephone and on the Internet are set forth above under “How do I cast my vote?”) Voting instructions must be received no later than 11:59 p.m. Eastern Time on May 3, 2015, so that the plan trustee (who votes the shares on behalf of participants of the Company 401(k) Plan) has adequate time to tabulate the voting instructions. The plan trustee will vote those shares as you instruct. If you do not provide timely instructions to the plan trustee, the plan trustee will vote your shares in the same proportion as the shares for which the plan trustee has received timely instructions from others who do vote.

Q:	How does the Board of Directors recommend voting?

A:	The Board of Directors recommends voting:

•	FOR each nominee to the Board of Directors; and

•	FOR the approval, on an advisory basis, of the executive compensation of our named executive officers; and
The Audit Committee of the Board recommends voting:

•	FOR ratification of Ernst & Young LLP as auditors for the fiscal year ending December 27, 2015.

Q:	How will my stock be voted on other business brought up at the Annual Meeting?

A:
By submitting your proxy, you authorize the persons named as proxies to use their discretion in voting on any other matter brought before the Annual Meeting. The Company does not know of any other business to be considered at the Annual Meeting.

Q:	Can I change my vote or revoke my proxy?

A:
Yes. If you are a registered holder, you can change your vote or revoke your proxy at any time before it is voted at the Annual Meeting by executing a later-dated proxy on the Internet, by telephone or mail or by voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you can submit new voting instructions by contacting your broker, bank or other nominee. You can also vote in person at the Annual Meeting if you obtain a legal proxy as described above.

Q:	What is the quorum requirement for the Annual Meeting?

A:
The holders of record of a majority of the Company’s shares of stock issued and outstanding on the record date and entitled to vote, in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting. However, the Certificate of Incorporation of the Company provides that the Class A stockholders, voting separately, are entitled to elect 30% of the Board of Directors (or the nearest larger whole number) and the Class B stockholders, voting separately, are entitled to elect the balance of the Board of Directors. Accordingly, with respect to the election of directors, the holders of a majority of the shares of each of the Class A and Class B stock, respectively, constitute a quorum for the election of the Board of Directors. In addition, only the Class B stockholders are entitled to vote on the advisory say-on-pay vote to approve executive compensation. Accordingly, the holders of a majority of the shares of the Class B stock constitute a quorum for this proposal. Broker non-votes and abstentions (as described below) are counted as present for establishing a quorum.

THE NEW YORK TIMES COMPANY – P. 3

Q:	What is the voting requirement to elect the directors and to approve each of the other proposals?

A:	The voting requirements are as follows:

•	Proposal 1: Directors are elected by a plurality of the votes cast. However, please see our policy described on page 21 regarding directors who do not receive more “for” votes than “withheld” votes.

•
Proposal 2: The advisory say-on-pay vote to approve executive compensation requires, pursuant to the Company’s By-laws, the affirmative vote of a majority of the shares of Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal.

•
Proposal 3: Ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 27, 2015, requires, pursuant to the Company’s By-laws, the affirmative vote of a majority of the shares of Class A and Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, voting together as a single class.

Q:	What is a broker non-vote?

A:
If you are a beneficial owner whose shares are held by a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted on proposals on which brokers do not have discretionary authority, namely: Proposal 1 (election of the Board of Directors) and Proposal 2 (advisory vote to approve executive compensation). This is called a “broker non-vote.” Your shares will be counted as present at the meeting for quorum purposes but not present and entitled to vote for purposes of these specific proposals. Therefore, it is very important that beneficial owners instruct their broker, bank or other nominee how they wish to vote their shares.

If you do not provide your broker, bank or other nominee with voting instructions with respect to Proposal 3 (ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 27, 2015), your broker, bank or other nominee has discretion to vote your shares on this proposal, which is considered a “routine” management proposal.

Q:	How will broker non-votes, withheld votes or abstentions affect the voting results?

A:
Pursuant to the Company’s By-laws, withheld votes and broker non-votes will have no effect on the election of directors; broker non-votes will have no effect on advisory Proposal 2; and abstentions will have the same effect as votes against advisory Proposal 2 and Proposal 3.

Q:	Who pays for the solicitation of proxies and how are they solicited?

A:
Proxies are solicited by our Board of Directors. The Company bears the costs of the solicitation of the proxies on behalf of the Board of Directors. Our directors, officers or employees may solicit proxies in person, or by mail, telephone, facsimile or electronic transmission. The costs associated with the solicitation of proxies include the cost of preparing, printing and mailing our proxy materials, the Notice and any other information we send to stockholders. In addition, we pay banks, brokers and other persons representing beneficial owners of shares held in street name certain fees associated with:

•	Forwarding the Notice to beneficial owners of our common stock;

•	Forwarding our printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.
We also reimburse those firms for their reasonable expenses in accordance with applicable rules. If you choose to access the proxy materials and/or vote on the Internet, you are responsible for Internet access charges you may incur. If you vote by telephone, you are responsible for telephone charges you may incur. In addition, we have engaged Georgeson Inc. to assist in soliciting proxies, and we expect to pay this firm a fee of $10,000, plus out-of-pocket expenses.

Q:	Who will serve as inspector of election?

A:	We have engaged Broadridge Financial Solutions, Inc. as the independent inspector of election to tabulate stockholder votes at the Annual Meeting.

P. 4 – THE NEW YORK TIMES COMPANY

GLOSSARY OF CERTAIN TERMS

To improve the readability of this Proxy Statement, we use certain shortened “defined terms” to refer to various terms that are used frequently. These defined terms are generally provided the first time the longer term appears in the text and, for your convenience, are also set forth below.
“1991 Incentive Plan” means the Company’s 1991 Executive Stock Incentive Plan;
“1997 Trust” means the trust created in 1997 by the four children of Iphigene Ochs Sulzberger (Marian S. Heiskell, Ruth S. Holmberg, Judith P. Sulzberger (now deceased) and Arthur Ochs Sulzberger (now deceased) (the “grantors”)) for the benefit of each of the grantors and his or her family;
“2010 Incentive Plan” means The New York Times Company 2010 Incentive Compensation Plan;
“Class A stock” means the Company’s Class A Common Stock, $.10 par value per share;
“Class B stock” means the Company’s Class B Common Stock, $.10 par value per share;
“the Company 401(k) Plan” means The New York Times Companies Supplemental Retirement and Investment Plan;
“DEC” means The New York Times Company Deferred Executive Compensation Plan;
“Directors’ Deferral Plan” means the Company’s Non-Employee Directors Deferral Plan;
“Directors’ Incentive Plan” means the Company’s 2004 Non-Employee Directors’ Stock Incentive Plan;
“Pension Plan” means The New York Times Companies Pension Plan;
“Restoration Plan” means The New York Times Company Savings Restoration Plan;
“‘say-on-pay’ vote” means the advisory vote to approve executive compensation under Proposal 2;
“SEC” means the U.S. Securities and Exchange Commission;
“SERP” means The New York Times Company Supplemental Executive Retirement Plan;
“SESP” means The New York Times Company Supplemental Executive Savings Plan; and
“Trustees” means the current trustees of the 1997 Trust: James M. Cohen, Gertrude A.L. Golden, Hays N. Golden, Michael Golden, Steven B. Green, Carolyn D. Greenspon, Joseph Perpich and Arthur Sulzberger, Jr.

_________________________________________________________

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2015.
This Proxy Statement is available at http://investors.nytco.com/investors/financials/proxy-statements, and the 2014 Annual Report is available at http://investors.nytco.com/investors/financials/annual-reports. Information on how to obtain directions to attend the Annual Meeting is available at http://thetimescenter.com.

THE NEW YORK TIMES COMPANY – P. 5

WHERE TO FIND MORE INFORMATION ON THE NEW YORK TIMES COMPANY

Documents Filed with the Securities and Exchange Commission
This Proxy Statement is accompanied by our 2014 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 28, 2014, that we have previously filed with the SEC and that includes audited financial statements.
You can obtain any of the documents that we file with the SEC (including a copy of our Annual Report on Form 10-K for the fiscal year ended December 28, 2014) by contacting us or the SEC (see below for information on contacting the SEC). To obtain documents from us, please direct requests in writing or by telephone to:
The New York Times Company
620 Eighth Avenue
New York, NY 10018
Phone: (212) 556-1234
Attention: Corporate Secretary
We will send you the requested documents without charge, excluding exhibits.
Additional Information
There are a number of other sources for additional information on The New York Times Company:
SEC. We file reports, proxy statements and other information with the SEC, which can be accessed through the SEC’s website (http://www.sec.gov) or reviewed and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call (800) 732-0330 for further information on the Public Reference Room.
NYSE. The Class A stock of The New York Times Company is listed on the NYSE, and reports and other information on the Company can be reviewed at the office of the NYSE at 11 Wall Street, New York, NY 10005.
The New York Times Company website. Our website at http://www.nytco.com provides ongoing information about the Company and its performance, including documents filed with the SEC. In addition, printable versions of the following materials can be found on the Corporate Governance section of our website at http://investors.nytco.com/investors/corporate-governance:
— Corporate Governance Principles
— Board Committee Charters:
•Audit Committee
•Compensation Committee
•Finance Committee
•Nominating & Governance Committee
•Technology & Innovation Committee
— Code of Ethics for the Chairman, Chief Executive Officer, Vice Chairman and Senior Financial Officers
— Code of Ethics for Directors
— Business Ethics Policy
— Policy on Transactions with Related Persons
— Procedures regarding Communications by Security Holders and Other Interested Parties to the Board of Directors
Please note that information contained on our website does not constitute part of this Proxy Statement.

IMPORTANT NOTE:
This Proxy Statement is dated March 24, 2015. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the furnishing of this Proxy Statement to stockholders shall not create any implication to the contrary.

P. 6 – THE NEW YORK TIMES COMPANY

GENERAL INFORMATION

The 1997 Trust
Since the purchase of The New York Times newspaper by Adolph S. Ochs in 1896, control of The New York Times and related properties has rested with his family. Family members have taken an active role in the stewardship and management of The New York Times Company. The title of Publisher of The New York Times has been held by various family members, from Adolph S. Ochs to the current Publisher, Arthur Sulzberger, Jr., who also serves as the current Chairman of the Board.
In February 1990, on the death of Adolph S. Ochs’s daughter, Iphigene Ochs Sulzberger (“Mrs. Sulzberger”), control passed to her four children through the automatic termination of a trust established by Mr. Ochs. That trust held 83.7% of the Class B stock of the Company, which is not publicly traded. Holders of Class B stock have the right to elect approximately 70% of the Board of Directors. Mrs. Sulzberger’s four children are: Marian S. Heiskell, Ruth S. Holmberg, Judith P. Sulzberger (now deceased) and Arthur Ochs Sulzberger (now deceased) (the “grantors”).
In 1997, the grantors executed an indenture (the “Trust Indenture”) creating a trust (the “1997 Trust”) for the benefit of each of the grantors and his or her family. The grantors transferred to the 1997 Trust all shares of Class B stock previously held by the trust established by Adolph S. Ochs, together with a number of shares of Class A stock. The 1997 Trust currently holds 738,810 shares of Class B stock and 1,400,000 shares of Class A stock. The primary objective of the 1997 Trust is to maintain the editorial independence and the integrity of The New York Times and to continue it as an independent newspaper, entirely fearless, free of ulterior influence and unselfishly devoted to the public welfare (“the primary objective of the 1997 Trust”).
The current trustees of the 1997 Trust are James M. Cohen, Gertrude A.L. Golden, Hays N. Golden, Michael Golden, Steven B. Green, Carolyn D. Greenspon, Joseph Perpich and Arthur Sulzberger, Jr. (the “Trustees”).
The 1997 Trust will continue in existence until the expiration of 21 years after the death of the last remaining survivor of all descendants of Mrs. Sulzberger living on December 14, 2000. The Trust Indenture is subject to the terms and provisions of a 1986 shareholders agreement (the “Shareholders Agreement”) among the grantors, their children and the Company, which restricts the transfer of Class B stock that is held by the 1997 Trust by requiring, prior to any sale or transfer, the offering of those shares among the other family stockholders and then to the Company at the Class A stock market price then prevailing (or if the Company is the purchaser, at the option of the selling stockholder, in exchange for Class A stock on a share-for-share basis). The Shareholders Agreement provides for the conversion of such shares into Class A stock if the purchase rights are not exercised by the family stockholders or the Company and such shares of Class A stock are to be transferred to a person or persons other than family stockholders or the Company. There are certain exceptions for gifts and other transfers within the family of Adolph S. Ochs, provided that the recipients become parties to the Shareholders Agreement.
In addition, the Shareholders Agreement provides that, if the Company is a party to a merger (other than a merger solely to change the Company’s jurisdiction of incorporation), consolidation or plan of liquidation in which such Class B stock is exchanged for cash, stock, securities or any other property of the Company or of any other corporation or entity, each signing stockholder will convert his or her shares of such Class B stock into Class A stock prior to the effective date of such transaction so that a holder of such shares will receive the same cash, stock or other consideration that a holder of Class A stock would receive in such a transaction. Except for the foregoing, each signing stockholder has agreed not to convert any shares of such Class B stock received from a trust created under the will of Adolph S. Ochs into Class A stock. The Shareholders Agreement will terminate upon the expiration of 21 years after the death of the last remaining survivor of all descendants of Mrs. Sulzberger living on August 5, 1986.
The Trustees, subject to the limited exceptions described below, are directed to retain the Class B stock held in the 1997 Trust and not to sell, distribute or convert such shares into Class A stock and to vote such Class B stock against any merger, sale of assets or other transaction pursuant to which control of The New York Times passes from the Trustees, unless they determine that the primary objective of the 1997 Trust can be achieved better by the sale, distribution or conversion of such stock or by the implementation of such transaction. If, upon such determination, any Class B stock is distributed to the beneficiaries of the 1997 Trust, it must be distributed only to descendants of Mrs. Sulzberger, subject to the provisions of the Shareholders Agreement (if it is still in effect). Similarly, any sale by the 1997 Trust of Class B stock upon such determination can be made only in compliance with the Shareholders Agreement.

THE NEW YORK TIMES COMPANY – P. 7

The Trustees are granted various powers and rights, including among others: (i) to vote all of the shares of Class A and Class B stock held by the 1997 Trust; (ii) to nominate the successor trustees who may also serve on the Company’s Board of Directors; and (iii) to amend certain provisions of the Trust Indenture, but not the provisions relating to retaining the Class B stock or the manner in which such shares may be distributed, sold or converted. The Trustees act by the affirmative vote of six of the eight Trustees. Generally, a Trustee may be removed by the agreement of six of the remaining seven Trustees. In general, four of the trustees will be appointed by all eight trustees; the remaining four trustees will be elected by the beneficiaries of the 1997 Trust.
Upon the termination of the 1997 Trust at the end of the stated term thereof, the shares of Class A and Class B stock held by such trust will be distributed to the descendants of Mrs. Sulzberger then living.
On March 9, 2015, the Trustees also controlled, through a limited liability company, an additional 4,300,197 shares of Class A stock that are held in various family limited partnerships.
We have been informed by representatives of the Ochs-Sulzberger family that, on March 9, 2015, the aggregate holdings of the 1997 Trust and the descendants of Mrs. Sulzberger represented approximately 11% of the Company’s total outstanding equity (i.e., Class A stock and Class B stock of the Company).

P. 8 – THE NEW YORK TIMES COMPANY

PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth the only persons who, to the knowledge of management, owned beneficially on March 9, 2015, more than 5% of the outstanding shares of either Class A stock or Class B stock:

	Shares (%)
Name and Address	Class A Stock	Percent of Class A Stock	Class B Stock	Percent of Class B Stock
1997 Trust[1,2] 620 Eighth Avenue New York, NY 10018	6,439,007	3.9%	738,810	90.5%
James M. Cohen[1,2,3] 620 Eighth Avenue New York, NY 10018	6,876,444	4.1%	741,615	90.8%
Gertrude A.L. Golden[1,2,4] 620 Eighth Avenue New York, NY 10018	6,548,477	3.9%	739,928	90.6%
Hays N. Golden[1,2,5] 620 Eighth Avenue New York, NY 10018	6,505,680	3.9%	738,810	90.5%
Michael Golden[1,2,6] 620 Eighth Avenue New York, NY 10018	6,984,479	4.2%	739,930	90.6%
Steven B. Green[1,2,7] 620 Eighth Avenue New York, NY 10018	6,499,007	3.9%	738,810	90.5%
Carolyn D. Greenspon[1,2,8] 620 Eighth Avenue New York, NY 10018	6,452,877	3.9%	739,170	90.5%
Joseph Perpich[1,2,9] 620 Eighth Avenue New York, NY 10018	6,592,555	4.0%	740,663	90.7%
Arthur Sulzberger, Jr.[1,2,10] 620 Eighth Avenue New York, NY 10018	7,666,384	4.6%	740,662	90.7%
Carlos Slim Helú[11] Paseo de las Palmas 736 Colonia Lomas de Chapultepec 11000 México, D.F., México	27,803,000	16.8%
Fairpointe Capital LLC[12] One North Franklin Street, Suite 3300 Chicago, IL 60606	14,153,835	8.5%
Contrarius Investment Management Limited[13] 2 Bond Street St. Helier Jersey JE2 3NP, Channel Islands	11,725,965	7.1%
BlackRock, Inc.[14] 55 East 52nd Street New York, NY 10022	10,866,871	6.6%
T. Rowe Price Associates, Inc.[15] 100 E. Pratt Street Baltimore, MD 21202	10,325,200	6.2%
JHL Capital Group LLC[16] 900 N. Michigan Avenue, Suite 1700 Chicago, IL 60611	9,600,000	5.8%

1.
Includes (a) 1,400,000 shares of Class A stock and 738,810 shares of Class A stock issuable upon the conversion of 738,810 shares of Class B stock directly owned by the 1997 Trust and (b) 4,300,197 shares of Class A stock indirectly owned by the 1997 Trust through its control of a limited liability company.

THE NEW YORK TIMES COMPANY – P. 9

Each of the Trustees shares voting and investment power with respect to the shares owned by the 1997 Trust. Thus, under SEC regulations, each may be deemed a beneficial owner of the shares held by the 1997 Trust. Such shares are therefore included in the amounts listed in this table for each of them. As a result of this presentation, there are substantial duplications in the number of shares and percentages shown in the table. By virtue of their being co-trustees of the 1997 Trust, the Trustees could be deemed to comprise a “group” within the meaning of SEC regulations. Such group is the beneficial owner in the aggregate of 9,052,854 shares of Class A stock, representing approximately 5.4% of the outstanding shares of Class A stock. This amount includes those shares directly or indirectly held by the 1997 Trust, as well as (i) 1,351,581 shares of Class A stock directly or indirectly held by individual Trustees, including attributed amounts based on holdings in the Company Stock Fund of the Company 401(k) Plan (as of the last plan statement); (ii) 9,108 shares of Class A stock issuable upon the conversion of 9,108 shares of Class B stock held directly or indirectly by individual Trustees; and (iii) 1,253,158 shares of Class A stock that could be acquired within 60 days upon the exercise of options granted under the Company’s 1991 Executive Stock Incentive Plan (the “1991 Incentive Plan”), its 2010 Incentive Compensation Plan (the “2010 Incentive Plan”) or its 2004 Non-Employee Directors’ Stock Incentive Plan (the “Directors’ Incentive Plan”). In addition, the Company has been informed by representatives of the Ochs-Sulzberger family that the aggregate holdings of the 1997 Trust and the descendants of Mrs. Sulzberger represent approximately 11% of the Company’s total outstanding equity (i.e., Class A stock and Class B stock of the Company).

2.
Class B stock is convertible into Class A stock on a share-for-share basis. Ownership of Class B stock is therefore deemed to be beneficial ownership of Class A stock under SEC regulations. For purposes of the table of Class A stock ownership, it has been assumed that each person listed therein as holding Class B stock has converted into Class A stock all shares of Class B stock of which that person is deemed the beneficial owner. Thus all shares of Class B stock held by the 1997 Trust and by the Trustees have been included in the calculation of the total amount of Class A stock owned by each such person as well as in the calculation of the total amount of Class B stock owned by each such person. As a result of this presentation, there are substantial duplications in the number of shares and percentages shown in the table.

3.
In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings for Mr. Cohen include (a) 385,725 shares of Class A stock and 2,805 shares of Class B stock held solely, (b) 37,657 shares of Class A stock held by a charitable trust, of which Mr. Cohen is a co-trustee, (c) 9,616 shares of Class A stock held by trusts created by Mr. Cohen for the benefit of his sons and stepson, of which Mr. Cohen is the sole trustee or a co-trustee, and (d) 1,634 shares of Class A stock held by a family trust, of which Mr. Cohen is a beneficiary. Mr. Cohen disclaims beneficial ownership of all shares held by the trusts described in (b) and (c) above. The holdings of Class A stock reported for Mr. Cohen exclude 17,835 shares of Class A stock held by his wife and for which Mr. Cohen disclaims beneficial ownership.

4.
In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings for Ms. Golden include (a) 40,678 shares of Class A stock and 1,118 shares of Class B stock held jointly with her husband, (b) 19,456 shares of Class A stock held by two trusts created for the benefit of her daughter, of which Ms. Golden is the sole trustee, and (c) 48,218 shares of Class A stock held in a family trust, of which Ms. Golden is a co-trustee. Ms. Golden disclaims beneficial ownership of all shares held by the trusts described in (b) above. The holdings of Class A stock reported for Ms. Golden exclude (i) 37,900 shares of Class A stock held in a charitable trust, of which her husband is a trustee, and (ii) 3,269 shares of Class A stock held by two trusts, of which her husband is a co-trustee. Ms. Golden disclaims beneficial ownership of all shares held by the trusts described in (i) and (ii) above.

5.
In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings for Mr. Hays Golden include (a) 18,456 shares of Class A stock held solely, and (b) 48,217 shares of Class A stock held by a trust, of which he is a co-trustee. The holdings of Class A stock reported for Mr. Golden exclude 3,450 shares of Class A stock held by a trust, of which his wife is the sole trustee and for which Mr. Golden disclaims beneficial ownership.

6.
In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings for Mr. Michael Golden include (a) 560 shares of Class B stock held solely, (b) 266,180 shares of Class A stock and 560 shares of Class B stock held jointly with his wife, (c) 274,911 shares that could be acquired within 60 days upon the exercise of options granted under the 1991 Incentive Plan and the 2010 Incentive Plan and (d) 3,261 shares of Class A stock equivalents attributed to Mr. Golden based on his holdings in the Company Stock Fund of the Company 401(k) Plan (as of the last plan statement).

P. 10 – THE NEW YORK TIMES COMPANY

7.
In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings for Mr. Green include (a) 10,000 shares of Class A stock held by a limited partnership of which Mr. Green is the controlling general partner and (b) 50,000 shares of Class A stock held in two trusts created for the benefit of his children, of which Mr. Green is a co-trustee. Mr. Green disclaims beneficial ownership of the shares described in (a) above, except to the extent of his pecuniary interest (approximately 75%) in the shares, and the shares described in (b) above. The holdings of Class A stock reported for Mr. Green exclude (i) 300,000 shares of Class A stock and 1,852 shares of Class B stock held by Mr. Green’s wife and (ii) 984 shares of Class A stock held in each of two trusts for the benefit of his children, of which his wife is a co-trustee. Mr. Green disclaims beneficial ownership of the shares described in (i) and (ii) above. In addition to these holdings, 19,244 cash-settled phantom Class A stock units have been credited to Mr. Green’s account under the Company’s Non-Employee Directors Deferral Plan (“Directors’ Deferral Plan”).

8.
In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings for Ms. Greenspon include (a) 5,510 shares of Class A stock and 360 shares of Class B stock held solely and (b) 8,000 shares of Class A stock that could be acquired within 60 days upon the exercise of options granted under the Directors’ Incentive Plan. In addition to these holdings, 26,113 cash-settled phantom Class A stock units have been credited to Ms. Greenspon’s account under the Directors’ Deferral Plan.

9.
In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings for Mr. Perpich include 151,695 shares of Class A stock and 1,853 shares of Class B stock held jointly with his wife. The holdings of Mr. Perpich exclude (i) 70,057 shares of Class A stock held by three trusts of which Mr. Perpich’s wife is the trustee and (ii) 2,951 shares of Class A stock held by three trusts of which Mr. Perpich’s wife is a co-trustee. Mr. Perpich disclaims beneficial ownership of all shares described in (i) and (ii) above.

10.
In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings for Mr. Sulzberger, Jr. include (a) 200,062 shares of Class A stock and 1,852 shares of Class B stock held solely, (b) 970,247 shares that could be acquired within 60 days upon the exercise of options granted under the 1991 Incentive Plan and 2010 Incentive Plan, (c) 3,248 shares of Class A stock equivalents attributed to Mr. Sulzberger, Jr. based on his holdings in the Company Stock Fund of the Company 401(k) Plan (as of the last plan statement) and (d) 51,968 shares of Class A stock held by four trusts, of which Mr. Sulzberger, Jr. is a co-trustee. Mr. Sulzberger, Jr. disclaims beneficial ownership of the shares described in (d) above. The holdings of Class A stock reported for Mr. Sulzberger, Jr. exclude 75,000 stock options under the 1991 Incentive Plan that were transferred to his former wife. In addition to these holdings, Mr. Sulzberger, Jr. has 100,000 cash-settled stock appreciation rights that were awarded under the 1991 Incentive Plan.

11.
According to information contained in its filings with the SEC related to the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as of January 14, 2015, Inmobiliaria Carso, S.A. de C.V. (“Inmobiliaria”) beneficially owns 19,853,000 shares of Class A stock. In addition, Grupo Financiero Inbursa, S.A.B. de C.V. (“GFI”), as the parent company of Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, owns 7,950,000 shares of Class A stock.

According to the filing, Carlos Slim Helú, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, María Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the “Slim Family”) are beneficiaries of a trust that in turn owns all of the outstanding voting securities of Inmobiliaria and a majority of the outstanding voting equity securities of GFI. As a result, the Slim Family may be deemed to beneficially own indirectly 27,803,000 shares of Class A stock, consisting of: (a) the 19,853,000 shares of Class A stock beneficially owned by Inmobiliaria and (b) the 7,950,000 shares of Class A stock owned by GFI. In addition, according to filings with the SEC, to the best of the holder’s knowledge, the shares were acquired in the ordinary course of such holder’s business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.

12.
According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2014, Fairpointe Capital LLC beneficially owned 14,153,835 shares of Class A stock. The filing states that, to the best of the holder’s knowledge, the shares were acquired in the ordinary course of such holder’s business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.

13.
According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2014, Contrarius Investment Management Limited and Contrarius Investment Management (Bermuda) Limited beneficially owned 11,725,965 shares of Class A stock. The filing states that, to the best of the holders’ knowledge,

THE NEW YORK TIMES COMPANY – P. 11

the shares were acquired in the ordinary course of such holders’ business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.

14.
According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2014, BlackRock, Inc. beneficially owned 10,866,871 shares of Class A stock. The filing states that, to the best of the holder’s knowledge, the shares were acquired in the ordinary course of such holder’s business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.

15.
According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2014, these 10,325,200 shares of Class A stock are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investment and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The filing also states that, to the best of the holder’s knowledge, the shares were acquired in the ordinary course of such holder’s business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.

16.
According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2014, JHL Capital Group LLC and JHL Capital Group Master Fund L.P. beneficially owned 9,600,000 shares of Class A stock. The filing states that, to the best of the holders’ knowledge, the shares were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.

P. 12 – THE NEW YORK TIMES COMPANY

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table shows the beneficial ownership, reported to the Company as of March 9, 2015, of Class A stock and Class B stock, including shares as to which a right to acquire ownership exists (by the exercise of stock options or the conversion of Class B stock into Class A stock) within the meaning of Rule 13d-3(d)(1) under the Exchange Act, of each director and nominee named in this Proxy Statement, the chief executive officer, the chief financial officer, the three other most highly compensated executive officers of the Company during 2014, and all directors and executive officers of the Company as a group. A portion of the shares reported below are held by the 1997 Trust, whose Trustees share voting and, in some cases, investment power with respect thereto. See “General Information—The 1997 Trust.” The table also shows, under “Class A Stock Units and SARs,” in the case of non-employee directors, cash-settled phantom stock units credited under the Directors’ Deferral Plan and, in the case of Mr. Sulzberger, Jr., stock appreciation rights (“SARs”) awarded under the 1991 Incentive Plan.

	Class A Stock	Percent of Class A Stock	Class A Stock Units and SARs	Class B Stock	Percent of Class B Stock
Raul E. Cesan[1] Director	68,000	*	83,768	—
Robert E. Denham[1] Director	31,000	*	35,344	—
James M. Follo[2] Executive Vice President and Chief Financial Officer	405,235	*	—	—
Michael Golden[3,4] Vice Chairman and Director	6,984,479	4.2%	—	739,930	90.6%
Steven B. Green[3,4] Director	6,499,007	3.9%	19,244	738,810	90.5%
Carolyn D. Greenspon[3,4] Director	6,452,877	3.9%	26,113	739,170	90.5%
Joichi Ito Director	3,220	*	15,573	—
Dara Khosrowshahi Nominee for Director	—		—	—
James A. Kohlberg[1,5] Director	21,370	*	35,344	—
David E. Liddle[1] Director	28,000	*	39,741	—
Ellen R. Marram[1] Director	32,000	*	52,687	—
Brian P. McAndrews Director	3,160	*	15,573	—
Kenneth A. Richieri[2] Executive Vice President and General Counsel	377,000	*	—	—
Arthur Sulzberger, Jr.[3,4] Chairman of the Board, Publisher, The New York Times, and Director	7,666,384	4.6%	100,000	740,662	90.7%
Mark Thompson[2] President and Chief Executive Officer	268,830	*	—	—
Doreen A. Toben[1] Director	28,500	*	76,362	—
Rebecca Van Dyck Nominee for Director	—		—	—
All Directors and Executive Officers[3] (16 Individuals)	9,665,545	5.7%	499,749	742,142	90.9%
*Indicates beneficial ownership of less than 1%.			Footnotes continue on following page

THE NEW YORK TIMES COMPANY – P. 13

1.
The amounts reported include shares of Class A stock that could be acquired within 60 days upon the exercise of stock options under the Directors’ Incentive Plan, as follows: Mr. Cesan, 28,000; Mr. Denham, 16,000; Mr. Kohlberg, 16,000; Dr. Liddle, 28,000; Ms. Marram, 28,000; and Ms. Toben, 28,000.

2.
The amounts reported include shares of Class A stock that could be acquired within 60 days upon the exercise of stock options awarded under the 1991 Incentive Plan and 2010 Incentive Plan, as follows: Mr. Follo, 347,161 shares; Mr. Richieri, 351,739 shares; and Mr. Thompson, 257,069 shares. In addition, the amounts reported include shares of Class A stock equivalents attributed to an executive officer based on their respective holdings (as of the last plan statement) in the Company Stock Fund of the Company 401(k) Plan as follows: Mr. Follo, 3,061 shares; and Mr. Thompson, 607 shares. The amounts reported exclude the following stock-settled restricted stock units granted under the 2010 Incentive Plan, which are subject to vesting conditions: Mr. Follo, 46,492; and Mr. Thompson, 15,430.

3.
Class B stock is convertible into Class A stock on a share-for-share basis. Ownership of Class B stock is therefore deemed to be beneficial ownership of Class A stock under SEC regulations. For purposes of the presentation of ownership of Class A stock in this table, it has been assumed that each director and executive officer has converted into Class A stock all shares of Class B stock of which that person is deemed the beneficial owner. Thus, all shares of Class B stock held by the directors and executive officers, including shares held by the 1997 Trust, have been included in the calculation of the total amount of Class A stock owned by such persons as well as in the calculation of the total amount of Class B stock owned by such persons. As a result of this presentation, there are duplications in the number of shares and percentages shown in this table.

4.	See “Principal Holders of Common Stock” and “General Information—The 1997 Trust” for a discussion of this person’s holdings.

5.	The holdings for Mr. Kohlberg include 5,370 shares of Class A stock indirectly held by a trust, of which Mr. Kohlberg is the trustee.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors and executive officers and the beneficial holders of more than 10% of the Class A stock are required to file reports with the SEC of changes in their ownership of Company stock. Based on its review of such reports, the Company believes that all such filing requirements were met during 2014.

P. 14 – THE NEW YORK TIMES COMPANY

PROPOSAL NUMBER 1—ELECTION OF DIRECTORS

Fourteen directors will be elected to the Board of The New York Times Company at the 2015 Annual Meeting. Nominees proposed for election as directors are listed below. Directors will hold office until the next annual meeting and until their successors are elected and qualified. Each of the nominees, except for Mr. Khosrowshahi and Ms. Van Dyck, is now a member of the Board of Directors and was elected at the 2014 Annual Meeting for which proxies were solicited.
The Certificate of Incorporation of the Company provides that Class A stockholders have the right to elect 30% of the Board of Directors (or the nearest larger whole number). Accordingly, Class A stockholders will elect five of the 14 directors; Class B stockholders will elect nine directors. Directors are elected by a plurality of the votes cast. (Please see our policy described on page 21 regarding directors who do not receive more “for” votes than “withheld” votes.) Once elected, our directors have no ongoing status as “Class A” or “Class B” directors and have the same duties and responsibilities to all stockholders. Our Board serves as one Board with fiduciary responsibilities to all stockholders of the Company.

Name	Age	Position with The New York Times Company
Class A Nominees (5)
Robert E. Denham	69	Director
Dara Khosrowshahi	45	Nominee for Director
Brian P. McAndrews	56	Director
Doreen A. Toben	65	Director
Rebecca Van Dyck	45	Nominee for Director
Class B Nominees (9)
Arthur Sulzberger, Jr.	63	Chairman and Publisher, The New York Times
Mark Thompson	57	President, Chief Executive Officer and Director
Michael Golden	65	Vice Chairman
Raul E. Cesan	67	Director
Steven B. Green	50	Director
Carolyn D. Greenspon	46	Director
Joichi Ito	48	Director
James A. Kohlberg	57	Director
Ellen R. Marram	68	Director
Proxies will be used to vote for the election of the nominees named unless you withhold the authority to do so when you vote your proxy. Each person nominated for election has consented to being named in this Proxy Statement and has agreed to serve if elected. If any of the nominees become unavailable for election, all uninstructed proxies will be voted for such other person or persons designated by the Board. The Board has no reason to anticipate that this will occur.
Notes on Nominees

•	Michael Golden and Arthur Sulzberger, Jr. are cousins.

•	Steven B. Green’s wife is Mr. Sulzberger, Jr.’s sister and Mr. Golden’s cousin.

•	Carolyn D. Greenspon is the daughter of a cousin of Messrs. Golden and Sulzberger, Jr.
Board of Directors—Experience and Qualifications
Consistent with the Company’s Corporate Governance Principles, the Nominating & Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of director nominees, as well as the composition of the Board as a whole. This assessment includes consideration of directors’ independence, diversity, character, judgment and business experience, as well as their appreciation of the Company’s

THE NEW YORK TIMES COMPANY – P. 15

core purpose, core values and journalistic mission. We believe that the 14 director nominees possess the requisite mix of skills, qualifications and experiences that will enable the Board and each committee of the Board to continue to provide sound judgment and leadership and to function effectively as a group. Each current non-employee director has completed the comprehensive orientation program described below under “Board of Directors and Corporate Governance—Director Orientation.” In addition, the biographical information for each director nominee includes a summary of the specific experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director of the Company. It is not possible to detail all of the experience, qualifications, attributes or skills possessed by each director. Rather, we have attempted to set out those unique and important professional characteristics that each particular person would bring to the Board.
PROFILES OF NOMINEES FOR THE BOARD OF DIRECTORS

Class A Nominees
Robert E. Denham has served as a member of our Board of Directors since 2008 and as our Presiding Director since 2013. Mr. Denham is a Partner of Munger, Tolles & Olson LLP (since 1998). From 1992 to 1998, he was Chairman and Chief Executive Officer, Salomon Inc, and from 1991 to 1992, he was General Counsel, Salomon Inc and Salomon Brothers. From 1985 to 1991, he was Managing Partner, and from 1973 to 1991, he was Partner, Munger, Tolles & Olson LLP. Mr. Denham has been a director of Oaktree Capital Group LLC since 2007, Chevron Corporation since 2004 and Fomento Económico Mexicano, S.A. de C.V. since 2001. Mr. Denham was a director of UGL Limited from 2012 to 2013 and of Wesco Financial Corporation from 2000 to 2011.
Mr. Denham’s legal practice emphasizes advising clients on strategic and financial issues and providing disclosure and corporate law advice to public and private corporations and boards of directors. In addition, as Chairman and Chief Executive Officer of Salomon Inc, Mr. Denham successfully guided that investment banking firm as it was rebuilding. Mr. Denham also has extensive experience serving on the boards (and various board committees) of other large public companies and brings significant financial expertise to the Company, the Board and the Finance Committee. Mr. Denham has also held numerous leadership positions with associations and councils focusing on corporate governance, executive compensation, accounting, professional ethics and business, including serving as Chairman of the Financial Accounting Foundation from 2004 to 2009.
Dara Khosrowshahi is President and Chief Executive Officer of Expedia, Inc. and President of Expedia Worldwide (since 2005). From 1998 to 2005, he held various positions at IAC/InterActive Corp, including President and Chief Executive Officer, IAC Travel, in 2005, and Executive Vice President and Chief Financial Officer from 2002 to 2005. From 1991 to 1998, he held various positions at Allen & Company LLC. Mr. Khosrowshahi has been a director of Expedia, Inc. since 2005 and eLong, Inc. (a majority-owned subsidiary of Expedia, Inc.) since 2011. Mr. Khosrowshahi was a director of TripAdvisor, Inc. from 2011 to 2013.
Mr. Khosrowshahi will bring to the Company and the Board extensive digital and international experience gained as the chief executive of a leading online business. In addition, Mr. Khosrowshahi will bring significant financial expertise to the Company and the Board based on his business experience, which includes serving as a chief executive officer and chief financial officer of public companies. The Board expects that Mr. Khosrowshahi‘s digital, international and financial expertise will provide the Board with a valuable perspective highly relevant to the Company's digital strategy.
Brian P. McAndrews has served as a member of our Board of Directors since 2012. Mr. McAndrews is President, Chief Executive Officer and Chairman of Pandora Media, Inc. (since 2013). From 2012 to 2013, he was Venture Partner, and from 2009 to 2011, he was Managing Director, Madrona Venture Group, LLC. From 2007 to 2008, he was Senior Vice President, Advertiser and Publisher Solutions, Microsoft Corporation. From 2000 to 2007, he was President and Chief Executive Officer, and from 1999 to 2000, Chief Executive Officer, of aQuantive, Inc. From 1990 to 1999, he held various positions of increasing responsibility at ABC, Inc., including Executive Vice President and General Manager, ABC Sports. Mr. McAndrews has been a director of GrubHub, Inc. since 2011 and Chairman since 2014. Mr. McAndrews was a director of Clearwire Corporation from 2009 to 2013 and Fisher Communications, Inc. from 2006 to 2013.
Mr. McAndrews brings to the Company and the Board deep digital experience gained through his experience as a chief executive officer of public companies in the technology industry, as well as his private and public company director experience. His background in both traditional and digital media has also given him an understanding of

P. 16 – THE NEW YORK TIMES COMPANY

digital advertising and the integration of emerging technologies, which is highly valued by the Company and the Board as the Company continues to expand its digital businesses.
Doreen A. Toben has served as a member of our Board of Directors since 2004. Ms. Toben was Executive Vice President and Chief Financial Officer of Verizon Communications, Inc. from 2002 to 2009. From 2000 to 2002, she was Senior Vice President and Chief Financial Officer, Telecom Group, Verizon Communications, Inc. From 1999 to 2000, she was Vice President and Controller, and from 1997 to 1999, she was Vice President and Chief Financial Officer, Telecom/Network, Bell Atlantic Inc. Ms. Toben has been a director of ARRIS Group, Inc. since 2013 and Kate Spade & Company (formerly Fifth & Pacific Companies, Inc.) since 2009. Ms. Toben was a director of Virgin Media Inc. from 2010 to 2013.
Ms. Toben has over 25 years of experience in the communications industry, serving until 2009 as Executive Vice President and Chief Financial Officer of Verizon Communications, Inc., where she was responsible for Verizon’s finance and strategic planning efforts. In addition to her deep communications industry experience, Ms. Toben’s financial and accounting expertise is a valuable asset to the Company, the Board and the Audit and Finance Committees.
Rebecca Van Dyck is Vice President, Consumer and Brand Marketing, of Facebook, Inc. (since 2012). From 2011 to 2012, she was Senior Vice President and Global Chief Marketing Officer, Levi Strauss & Co. From 2007 to 2011, she was Senior Director, Worldwide Marketing and Communications, Apple Inc., and from 1994 to 2006, she held various positions at Wieden + Kennedy, Inc., including Global Account Director, Nike International, from 2002 to 2006. From 1992 to 1994, she held various positions at TBWA Worldwide Inc.
Ms. Van Dyck will bring to the Company and the Board extensive knowledge of digital consumer brand marketing and management, gained from her experience in senior executive roles at Facebook, Inc., Levi Strauss & Co. and Apple Inc. and in the advertising industry. The Board expects that Ms. Van Dyck's brand expertise, as well as her international experience, will provide the Board with a valuable perspective highly relevant to the Company's digital strategy.
Class B Nominees
Arthur Sulzberger, Jr. has served as our Chairman since 1997 and Publisher, The New York Times, since 1992. Mr. Sulzberger, Jr. was Chief Executive Officer of the Company from 2011 to 2012. From 1988 to 1992, he was Deputy Publisher and from 1987 to 1988 he was Assistant Publisher, The New York Times.
Mr. Sulzberger, Jr. is a fourth-generation member of the Ochs-Sulzberger family and brings a deep appreciation of the values and societal contributions of The New York Times and the Company throughout their history to his roles as Chairman and Publisher of The New York Times. He has served in a variety of critical positions since joining the Company in 1978. As a long-time employee of the Company, including over 20 years as Publisher of The New York Times and over 15 years as Chairman, Mr. Sulzberger, Jr. has extensive knowledge of our Company and our businesses and provides a unique insight and perspective to the Board about the Company’s business strategy and industry opportunities and challenges. In addition, his life-long affiliation with the Company provides the Board with an important historical perspective and a focus on the long-term interests of the Company.
Mark Thompson has served as our President and Chief Executive Officer and as a member of our Board of Directors since 2012. From 2004 to 2012, he was Director-General, British Broadcasting Corporation (“BBC”), and from 2002 to 2004, he was Chief Executive, Channel 4 Television Corporation. From 1979 to 2001, he served in various positions of increasing responsibility at the BBC, including Director of Television and Controller of BBC Two.
As the Company’s President and Chief Executive Officer, Mr. Thompson has primary responsibility for overseeing and coordinating all of the Company’s strategy, operations and businesses. Mr. Thompson brings to the Company and the Board a global perspective and more than 30 years of experience in the media industry, including extensive international business and management experience gained serving as Director-General of the BBC and Chief Executive of Channel 4 Television Corporation. In addition, his experience in reshaping the BBC to meet the challenge of the digital age is highly valued by the Company and the Board as the Company continues to expand its businesses digitally and globally.
Michael Golden has served as our Vice Chairman since 1997. From 2009 to 2012, he was President and Chief Operating Officer, Regional Media Group of the Company and, from 2003 to 2008, he was Publisher, International Herald Tribune. From 1997 to 2004, he was Senior Vice President, and from 1996 to 1997, he was Vice President,

THE NEW YORK TIMES COMPANY – P. 17

Operations Development, of the Company. He was Executive Vice President and Publisher, Tennis Magazine, from 1994 to 1996 and Executive Vice President and General Manager, NYT Women’s Magazines, from 1991 to 1994.
Mr. Golden is a fourth-generation member of the Ochs-Sulzberger family and brings a deep appreciation of the values and societal contributions of The New York Times and the Company throughout their history to his roles as director and a key member of the Company’s management team. In addition to his current role, he has served in a variety of critical positions since joining the Company in 1984. As a long-time employee of the Company, Mr. Golden has extensive knowledge of our Company and our businesses. In addition, his life-long affiliation with the Company provides the Board with an important historical perspective and a focus on the long-term interests of the Company.
Raul E. Cesan has served as a member of our Board of Directors since 1999. Mr. Cesan is Founder and Managing Partner of Commercial Worldwide LLC, an investment firm (since 2001). From 1998 to 2001, he was President and Chief Operating Officer, Schering-Plough Corporation. He was Executive Vice President, Schering-Plough Corporation and President, Schering-Plough Pharmaceuticals from 1994 to 1998. From 1992 to 1994, he was President, Schering Laboratories, U.S. Pharmaceutical Operations, and from 1988 to 1992, he was President, Schering-Plough International. Mr. Cesan has been a director of Gartner, Inc. since 2012.
During his nearly 25-year career at Schering-Plough Corporation, Mr. Cesan served in various capacities, including as the President and Chief Operating Officer as well as the President of Schering-Plough International. Mr. Cesan’s international business and general management experience are valuable assets to the Company and the Board. In addition, Mr. Cesan brings significant financial expertise to the Company, the Board and the Audit Committee.
Steven B. Green has served as a member of our Board of Directors since 2012. Mr. Green is General Partner of Ordinance Capital L.P., an investment firm ( since 1997). From 1988 to 1995, he was President, Captain Gardner House, a real estate development property, and from 1988 to 1993, he was owner of Medical Transportation Inc.
Mr. Green is married to Mr. Sulzberger, Jr.’s sister, a fourth-generation member of the Ochs-Sulzberger family, and brings to the Board a deep appreciation of the values and societal contributions of The New York Times and the Company throughout their history. His alignment with stockholder interests makes Mr. Green an important part of the Board’s leadership and decision-making process.
Carolyn D. Greenspon has served as a member of our Board of Directors since 2010. Ms. Greenspon is Senior Consultant (since 2013) and was Consultant from 2010 to 2013, at Relative Solutions, LLC, a family business consulting firm. Since 2002, she has been a Psychotherapist at Comprehensive Psychiatric Associates. She was a Family Business Consultant from 2008 to 2010. From 1997 to 2003, she held various roles, including Child Outpatient Therapist, Clinical Manager, Program Manager and Clinical Supervisor, Child and Adolescent Program, McLean Hospital.
Ms. Greenspon is a fifth-generation member of the Ochs-Sulzberger family and brings to the Board a deep appreciation of the values and societal contributions of The New York Times and the Company throughout their history. Her alignment with stockholder interests makes Ms. Greenspon an important part of the Board’s leadership and decision-making process.
Joichi Ito has served as a member of our Board of Directors since 2012. Mr. Ito is Director, Media Lab at the Massachusetts Institute of Technology, a laboratory devoted to research projects at the convergence of design, multimedia and technology (since 2011). He has been General Partner of Neoteny Labs, an early-stage investment fund focusing on Asia and the Middle East, since 2009 and has been Founder and Chief Executive Officer, Neoteny Co., Ltd., a venture capital firm, since 1999. Mr. Ito was Chairman from 2010 to 2012, and Chief Executive Officer from 2008 to 2011, of Creative Commons. From 2004 to 2006, he was General Manager, Global Operations, Technorati, Inc. and from 1996 to 2003, he was Chairman, Infoseek Japan. He was Co-Founder, 1994, and Chief Executive Officer, Digital Garage, Inc. from 1995 to 1999. From 1995 to 1996, he was Founder and Chief Executive Officer, PSINet Japan. Mr. Ito has been a director of Sony Corporation since 2013, Digital Garage, Inc. since 2006 and Tucows Inc. since 2008.
Mr. Ito brings to the Company and the Board deep digital and international experience in the technology industry, which is highly valued as the Company continues to expand its businesses digitally and globally. He has gained exposure to a wide range of digital businesses as a founder of several Internet companies, as an early investor in numerous businesses and as a director of various public and private companies.

P. 18 – THE NEW YORK TIMES COMPANY

James A. Kohlberg has served as a member of our Board of Directors since 2008. Mr. Kohlberg is Co-Founder (since 1987) and Chairman (since 2007), of Kohlberg & Company, a middle-market private equity firm. He has been Co-Founder and Chairman, Kohlberg Ventures LLC since 2008, and Co-Founder and Chairman, Halogen Media Networks (d/b/a Social Chorus) since 2007. From 2004 to 2015, he served as Chairman, ClearEdge Power. He was an investment professional with Kohlberg Kravis Roberts & Co. from 1984 to 1987.
Mr. Kohlberg brings to the Company and the Board his broad business and financial experience. He co-founded and serves on the boards of several private companies, including as Chairman of Kohlberg & Company, a private equity firm with over $2 billion of equity capital under management.
Ellen R. Marram has served as a member of our Board of Directors since 1998. Ms. Marram is President, The Barnegat Group, LLC, a business advisory firm (since 2006). From 2006 to 2010, she was Operating Advisor and from 2000 to 2005, she was Managing Director, North Castle Partners, LLC. She was President and Chief Executive Officer, efdex, Inc. from 1999 to 2000. From 1993 to 1998 she was President and from 1997 to 1998, Chief Executive Officer, of Tropicana Beverage Group. She was Executive Vice President, The Seagram Company Ltd. and Joseph E. Seagram & Sons Inc. from 1993 to 1998. From 1988 to 1993, she was Senior Vice President, Nabisco Foods Group and President and Chief Executive Officer, Nabisco Biscuit Company. Ms. Marram has been a director of Eli Lilly and Company since 2002 and Ford Motor Company since 1988.
Ms. Marram has spent more than 35 years building brands and companies, serving in key positions at public companies and private equity firms and advising private and public companies. As a result, she brings to the Company and the Board her extensive management, business, consumer brand and marketing experience. In addition, Ms. Marram’s experience in advising companies provides her with multiple perspectives on successful strategies across a variety of businesses.

THE NEW YORK TIMES COMPANY – P. 19

INTERESTS OF RELATED PERSONS IN CERTAIN TRANSACTIONS OF THE COMPANY

Policy on Transactions with Related Persons.  See “Board of Directors and Corporate Governance—Policy on Transactions with Related Persons” on pages 24-25 for a description of the Company’s policy regarding any transaction between the Company and a “related person.”
Interests of Directors in Certain Transactions of the Company. In the ordinary course of business, the Company and its subsidiaries from time to time engage in transactions with other corporations whose officers or directors are also directors or director nominees of the Company. In 2014, these included the running of advertising in Company properties for the products and services of Sony Corporation, Chevron Corporation and Ford Motor Company, as well as other director-affiliated companies. All of these arrangements were conducted on an arm’s-length basis and in each case resulted in revenue to the Company in amounts that represented less than 0.1% of the revenues of the advertising company. The relevant non-employee director does not participate in these business relationships or profit directly from them. Due to the nature of these transactions, it is likely that they will not even come to the attention of the Company’s Board or the relevant director.
Members of the Ochs-Sulzberger Family Employed by the Company During 2014. Arthur Sulzberger, Jr. was employed as Chairman of the Company and Publisher of The New York Times. Michael Golden was employed as Vice Chairman. See “Compensation of Executive Officers” for a description of their compensation. Samuel Dolnick was employed as deputy sports editor and senior editor, mobile, for The New York Times and received compensation of $172,456. James Dryfoos was employed as program director and senior director, project management, and received compensation of $192,445. Michael Greenspon, who was employed as general manager, news services and international, received compensation of $460,343. Rachel G. Kirscht was employed as a manager in marketing and received compensation of $103,498. David Perpich, who was employed as general manager, new digital products, received compensation of $356,252. Arthur Gregg Sulzberger was employed as an assistant editor and senior editor for strategy for The New York Times and received compensation of $153,910.
Arthur Sulzberger, Jr., Michael Golden and the mother of Carolyn D. Greenspon are cousins. Samuel Dolnick is the son of Michael Golden’s sister. James Dryfoos and Michael Greenspon are each the son of a cousin of Arthur Sulzberger, Jr. and Michael Golden, and Michael Greenspon is Carolyn D. Greenspon’s brother. Rachel G. Kirscht is Michael Golden’s daughter. David Perpich is the son of Arthur Sulzberger, Jr.’s sister and Arthur Gregg Sulzberger is Arthur Sulzberger, Jr.’s son.

P. 20 – THE NEW YORK TIMES COMPANY

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors is responsible for overseeing the direction, affairs and management of the Company. The Board recognizes its fiduciary duty to both Class A and Class B stockholders.
The following highlights key corporate governance practices applicable to the Board:
Board Leadership Structure. The Company has separated the positions of Chairman of the Board of Directors and Chief Executive Officer. Given the demanding nature of these positions, and taking into account that our Chairman is also the Publisher of The New York Times, the Board believes this leadership structure is appropriate. Furthermore, since our Chairman is an executive officer of the Company, the Board believes it is appropriate to have a lead independent director to serve as Presiding Director who, among other things, chairs all executive sessions of our non-employee and independent directors and serves as a liaison between the Chairman and Chief Executive Officer, on the one hand, and our independent directors, on the other. Robert E. Denham currently serves as our Presiding Director. The Presiding Director is selected annually by the Board from the independent directors upon the recommendation of the Nominating & Governance Committee. See “—Presiding Director” on page 23.
The Board’s Role in Risk Oversight. Risk is an integral part of the Board and Committee deliberations throughout the year. The Audit Committee oversees the Company’s enterprise risk management program and annually reviews an assessment prepared by management of the critical risks facing the Company, their relative magnitude and management’s actions to mitigate them.
The Company has an enterprise risk management program designed to identify, prioritize and assess a broad range of risks (e.g., strategic, operational, financial, legal/regulatory and reputational) that may affect our ability to execute our corporate strategy and fulfill our business objectives, and to formulate plans to mitigate their effects.
Corporate Governance Principles. NYSE rules require listed companies to adopt corporate governance principles. A printable copy of the Company’s Corporate Governance Principles, most recently amended on December 18, 2014, is available on our website, as described on page 6.
Majority Voting for Directors. If, in an uncontested election, a nominee is elected to the Board but fails to receive a majority of the votes cast, our Corporate Governance Principles provide that such nominee must agree to resign upon the request of the Board. In determining whether to require the director to resign, the Board, with such person not participating, will consider all relevant facts and circumstances. The Board must make a request for resignation within 60 days and disclose its decision within 65 days.
Director Nominee Rotation. Our Corporate Governance Principles provide that it is the policy of the Company to have an annual rotation of the nominees for election to the Board by holders of the publicly traded Class A stock. It is intended that each of the independent directors be nominated for election by the Class A stockholders at least once every three years and that the annual slate of Class A nominees include at least one member of each of the Audit, Compensation and Nominating & Governance Committees. This policy reinforces the principle that, once elected, our directors have no ongoing status as “Class A” or “Class B” directors. All directors owe fiduciary duties and responsibilities to all of our stockholders.
Director Election. All directors stand for election annually. Voting is not cumulative. Under our Certificate of Incorporation, 30% (or the nearest larger whole number) of the directors are elected by the holders of the Company’s Class A stock and the remaining directors are elected by the holders of the Company’s Class B stock. Under the New York Business Corporation Law and our Corporate Governance Principles, once elected, our directors have no ongoing status as “Class A” or “Class B” directors and serve as one Board with the same fiduciary duties and responsibilities to all stockholders.
Director Attendance at Annual Meetings. All directors are generally expected to attend the Company’s annual meetings of stockholders. All directors attended the Company’s 2014 Annual Meeting.
Director Retirement Age. None of our directors will stand for re-election after his or her 70th birthday, unless the Board determines otherwise.
Directors as Stockholders. To encourage alignment of the interests of our directors and stockholders, all directors are expected to own stock in the Company equal in value to at least four times the annual Board cash retainer as set from time to time by the Board. Each director is expected to accumulate this stock over an

THE NEW YORK TIMES COMPANY – P. 21

approximately five-year period. Stock units held by a director under any director compensation arrangement are included in calculating the value of ownership to determine whether this minimum ownership has been accumulated. No director currently fails to comply with this stock ownership policy.
In addition, as part of our insider trading policy, directors generally may not engage in short-term, speculative trading in Company stock, such as entering into short sales, buying, selling or writing puts or calls, or engaging in hedging or other derivative transactions; hold Company stock in a margin account; or pledge Company stock as collateral for a loan.
Director Orientation. The Company has a comprehensive orientation program for all new non-employee directors with respect to their role as directors and as members of the particular Board committees on which they will serve. It includes one-on-one meetings with senior management and top New York Times editors, and extensive written materials. The senior management meetings cover a corporate overview, the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, and its business conduct policies.
Ongoing Director Education. From time to time, the Company will provide directors with additional educational materials and presentations from Company and/or third-party experts on subjects that would enable directors to better perform their duties and to recognize and deal appropriately with issues that arise. In addition, the Company will pay all reasonable expenses for any director who wishes to attend a director continuing education program.
“Controlled Company” Exception to NYSE Rules. The Company’s Board of Directors has determined not to take advantage of an available exception to certain NYSE rules. A company of which more than 50% of the voting power for the election of directors is held by a single entity, a “controlled company,” need not comply with the requirements for a majority of independent directors or for independent compensation and nominating/corporate governance committees. Because of the 1997 Trust’s holdings of Class B stock, the Company would qualify as a controlled company and could elect not to comply with these independence requirements.
Independent Directors. Under the NYSE rules, listed companies must have a majority of independent directors. The NYSE rules provide that, for a director to qualify as independent, the Board must affirmatively determine that the director has no direct or indirect material relationship with the Company. In making its determinations, the Board adheres to the specific tests for independence included in the NYSE rules. In addition, to assist in its independence determination, the Board has adopted guidelines with respect to “material relationships.” Under these guidelines, the Board has determined that the following relationships—provided they are not required to be disclosed in the Company’s public filings by SEC rules—are categorically immaterial to a determination of independence:

•
if the director does business with the Company, or is affiliated with an entity with which the Company does business, so long as payments by or to the Company do not exceed the greater of $1 million or, in the case of an affiliated entity, 2% of the annual revenues of such entity; or

•
if the director serves as an officer or director of a charitable organization to which the Company, The New York Times Company Foundation or The New York Times Neediest Cases Fund makes a donation, so long as the aggregate annual donations do not exceed the greater of $1 million or 2% of that organization’s annual charitable receipts.

The Board has determined, based on these guidelines, that there are only immaterial relationships between the independent directors and the Company. When making independence determinations, the Board considered all of the relevant facts and circumstances, including certain transactions, relationships and arrangements, all of which were deemed to be in the ordinary course of business and conducted on an arm’s-length basis. See “Interests of Related Persons in Certain Transactions of the Company—Interests of Directors in Certain Transactions of the Company.”
Based on the foregoing, the Board has affirmatively determined that each of Messrs. Cesan, Denham, Ito and Kohlberg, Dr. Liddle, Ms. Marram, Mr. McAndrews and Ms. Toben, as well as Dr. Thomas Middelhoff, who was a director for a portion of 2014, has no material relationships with the Company, and each is independent pursuant to applicable NYSE rules. The Board has further affirmatively determined that neither Mr. Khosrowshahi nor Ms. Van Dyck has any material relationships with the Company and each, if elected, would be independent pursuant to applicable NYSE rules. Of the remaining directors, Messrs. Golden, Sulzberger, Jr. and Thompson are executive officers of the Company; Mr. Green’s wife is Mr. Sulzberger, Jr.’s sister and Mr. Golden’s cousin; and Ms. Greenspon is

P. 22 – THE NEW YORK TIMES COMPANY

the daughter of a cousin of Messrs. Sulzberger, Jr. and Golden. Due to their family relation to Messrs. Sulzberger, Jr. and Golden, Mr. Green and Ms. Greenspon are not considered independent.
Board Committees. The NYSE rules require the Company to have independent audit, compensation and nominating/corporate governance committees. The Board of Directors has determined that all members of the Audit, Compensation and Nominating & Governance Committees are independent and satisfy the relevant independence standards of the Company, the SEC (in the case of the Audit Committee) and the NYSE.
Audit Committee Financial Experts. SEC rules require the Company to disclose annually whether our Audit Committee has one or more “audit committee financial experts,” as defined by the SEC. The Board has determined that a majority of the members of the Audit Committee qualify as an “audit committee financial expert” as defined by the SEC and satisfy the “financial management expertise” standard of the NYSE. In addition, the Board has determined that every member of the Audit Committee meets the “financial literacy” standard of the NYSE.
Codes of Ethics. The Company has adopted a Business Ethics Policy, applicable to all employees, a code of ethics that applies to the Company’s Chairman, Chief Executive Officer, Vice Chairman and senior financial officers, and a code of ethics for directors. A printable version of each of these documents is available on our website, as described on page 6.
Executive Sessions of Non-Employee Directors. The NYSE rules require that, at the listed company’s option, either non-employee directors or independent directors of such company meet periodically in executive sessions without management participation. The Company’s non-employee directors meet separately at the end of each regular meeting of the Board. Additionally, at least once a year the independent directors meet in executive session. Mr. Green and Ms. Greenspon are non-employee directors who, due to their family relation to Messrs. Sulzberger, Jr. and Golden, are not considered independent.
Presiding Director. In addition to chairing all executive sessions of our non-employee and independent directors, our Presiding Director:

•	serves as a liaison between our Chairman and our Chief Executive Officer, on the one hand, and our independent directors, on the other;

•	reviews proposed Board meeting agendas;

•	consults with senior executives of the Company as to any concerns the executive might have; and

•	makes herself or himself available for direct consultation with major stockholders.
Additional meetings of the non-management and independent directors may be called by the Presiding Director in his or her discretion.
Communications with Directors. Stockholders may communicate with the Board of Directors care of the Corporate Secretary, The New York Times Company, 620 Eighth Avenue, New York, NY 10018. Stockholders and other interested parties may also express their concerns to the Company’s non-employee directors or the independent directors by contacting the Presiding Director, care of the Corporate Secretary, The New York Times Company, 620 Eighth Avenue, New York, NY 10018.
All such correspondence is handled in accordance with our procedures regarding communications by security holders and other interested parties to the Board of Directors, available on our website, as described on page 6. Such correspondence will be relayed to the appropriate director or directors, unless the Corporate Secretary determines it is primarily commercial in nature, is related to an improper or irrelevant topic or requests general information about the Company.
Board and Committee Evaluations. Our Board has an annual Board and Committee evaluation process to examine and discuss how our Board and Committees function as groups and with senior management of the Company.
No Interlocking Directorships. The Chairman of the Board, who also serves as the Publisher of The New York Times, does not sit on any other company board. Although other members of senior management without editorial responsibilities are not so precluded, none sit on the boards of directors of any company at which one of our directors is the chief executive officer.

THE NEW YORK TIMES COMPANY – P. 23

Succession Planning. Recognizing the critical importance of executive leadership to the success of the Company, the Board works with senior management to ensure that effective plans are in place for both short-term and long-term executive succession at The New York Times Company.
Senior Management Evaluation. In consultation with all non-employee directors, the Compensation Committee annually evaluates the performance of the Chairman, Chief Executive Officer and Vice Chairman.
Corporate Financial Ethics Hotline. The Company has established a corporate financial ethics hotline to allow an employee to lodge a complaint, confidentially and anonymously, about any accounting, internal control or auditing matter or potential securities law violation.
Executive Stock Ownership Guidelines.  Those executive officers named in the “Summary Compensation Table” are subject to minimum stock ownership guidelines. The Chairman, Chief Executive Officer and Vice Chairman are required to own shares of Class A stock equal in value to five times their base salary. All other named executive officers are required to own shares of Class A stock equal in value to two times his or her base salary. Ownership calculations include restricted stock units, shares of Class A stock equivalents attributed to an executive officer based on his or her holdings in the Company Stock Fund of the Company 401(k) Plan, and vested “in-the-money” options (50% of the in-the-money value of such options is used for this calculation). Potential share payments under long-term performance awards and unvested stock options are not included. An executive officer’s stock holdings are valued at the greater of the fair market value or the officer’s tax basis in the shares (or in the case of restricted stock units, the grant date fair market value). Each executive officer has five years from becoming subject to the guidelines to attain the full holding requirements. If at any time an executive officer does not meet the ownership requirements, he or she is expected to abide by transfer restrictions on Company stock. All of our named executive officers are in compliance with the guidelines.
In addition, as part of our insider trading policy, executive officers generally may not engage in short-term, speculative trading in Company stock, such as entering into short sales, buying, selling or writing puts or calls, or engaging in hedging or other derivative transactions; hold Company stock in a margin account; or pledge Company stock as collateral for a loan.
Board Policy on Recoupment of Bonuses Upon Restatement Due to Fraud or Misconduct.  In the event of a restatement of the Company’s financial statements due to fraud or intentional misconduct, the Board will review performance-based bonuses to executive officers whose fraud or intentional misconduct caused the restatement, and the Company will seek to recoup bonuses paid for performance during the period or periods that are the subject of the restatement.
Independent Compensation Consultant.  The Compensation Committee has directly engaged an independent compensation consultant, Exequity LLP (“Exequity”). In preparation for the Committee’s decision-making regarding 2014 compensation levels, Exequity reported on its review of executive compensation data from a comparator group of media companies, as well as a statistical summary of data from general industry companies. Exequity also provided general advice on executive and director compensation trends and programs and supplied consulting services to the Compensation Committee in connection with the design of the amended 2010 Incentive Plan, including evaluating the plan under proxy advisory firm voting guidelines. During the Company’s 2014 fiscal year, Exequity did not provide any services to the Company, other than those relating to its role as compensation adviser to the Committee (which, for 2014, also included advising the Nominating & Governance Committee on director compensation trends). See “Compensation Committee—Compensation Committee Procedures.”
Policy on Transactions with Related Persons.  The Board of Directors recognizes that transactions with related persons may present actual or apparent conflicts of interest.
Any transaction (or series of transactions) in which the Company or any of its subsidiaries is a participant and a director, director nominee, executive officer or beneficial holder of more than 5% of any class of the Company’s voting securities, or any immediate family member of the foregoing (each, a “related person”) has a direct or indirect material interest, and where the amount involved exceeds $120,000, must be specifically disclosed by the Company in its public filings.
Any such transaction would be subject to the Company’s written policy respecting the review, approval or ratification of related person transactions. Under this policy:

P. 24 – THE NEW YORK TIMES COMPANY

•
the Company or any of its subsidiaries may employ a related person in the ordinary course of business consistent with the Company’s policies and practices with respect to the employment of non-related persons in similar positions; and

•
any other related person transaction required to be publicly disclosed must be approved or ratified by the Board of Directors, the Nominating & Governance Committee or such other committee to which such matter has been delegated for review, or if it is impractical or undesirable to defer consideration of the matter until a Board or committee meeting, by the Chair of the Nominating & Governance Committee (or, if he or she is not disinterested, by the Presiding Director).

If the transaction involves a related person who is a director or an immediate family member of a director, that director may not participate in the deliberations or vote. In approving or ratifying a transaction under this policy, the Board, committee or director considering the matter must determine that the transaction is fair and reasonable to the Company.
A printable version of this policy is available on our website, as described on page 6.
Our Code of Ethics applicable to directors discourages directors from engaging in transactions that present a conflict of interest or the appearance of one. Our Business Ethics Policy applicable to employees, including executive officers and others who may be “related persons,” similarly discourages transactions where there is or could be an appearance of a conflict of interest. In addition, that policy requires specific approval by designated members of management of transactions involving the Company and in which employees have an interest. Specifically, an employee’s decision to retain any business in which he or she has an interest to provide goods or services to the Company must be approved by the employee’s supervisor, and an employee’s direct or indirect financial interest in a business enterprise that does business with the Company must be approved by or on behalf of the president/chief executive officer of that employee’s operating unit. There are exceptions for small holdings in public companies.
These provisions of the Code of Ethics applicable to directors and the Company’s Business Ethics Policy are intended to operate in addition to, and independently of, the policy on transactions with related persons described above.
See “Interests of Related Persons in Certain Transactions of the Company” for a description of transactions between the Company and related persons in 2014 and through the date of this Proxy Statement.
BOARD MEETINGS AND ATTENDANCE

Board Meetings in 2014:  5
Board Committees:  Five standing Committees: Audit, Compensation, Finance, Nominating & Governance and Technology & Innovation. See “Board Committees” for Committee descriptions and membership.
Total Committee Meetings in 2014:  27
2014 Attendance:  All directors attended 75% or more of the total meetings of the Board and of the Committees on which they served.

THE NEW YORK TIMES COMPANY – P. 25

BOARD COMMITTEES

Name of Committee and Members	Principal Functions of the Committee		Meetings In 2014

Audit Doreen A. Toben, Chair Raul E. Cesan Joichi Ito David E. Liddle	●	Engages the Company’s independent auditors, subject to ratification by the stockholders, and receives periodic reports from the auditors and management regarding the auditors’ independence and other matters. Recommends appropriate action to ensure the auditors’ independence.	7
●
Reviews with management and the independent auditors the Company’s quarterly and annual financial statements and other financial disclosures, the adequacy of internal controls and disclosure controls and procedures and major issues regarding accounting principles and practices, including any changes resulting from amendments to the rules of any authoritative body affecting the Company’s financial disclosure.

	●	Meets regularly with the Company’s senior internal audit executive, representatives of management and the independent auditors in separate executive sessions.
	●	Reviews and approves the scope of the audit at the outset and reviews the performance of the independent auditors and any audit problems or difficulties encountered.
	●	Reviews the Company’s risk assessment and risk management policies.
●
Reviews the scope of the annual audit plan of the Company’s internal audit department, its progress and results. Reviews the responsibility, organization, resources, competence and performance of the Company’s internal audit department.

	●	Prepares the report to stockholders included in the annual Proxy Statement.
Compensation Raul E. Cesan, Chair Ellen R. Marram Brian P. McAndrews	●	In consultation with all non-employee directors, evaluates the performance of the Chairman, the Chief Executive Officer and the Vice Chairman and, together with the other independent directors, approves their compensation arrangements.	4
	●	Approves compensation arrangements for the Company’s other executive officers, including base salaries, salary increases, participation in incentive compensation plans and awards.
●
Reviews and approves and, when appropriate, recommends to the Board for approval, incentive compensation plans for all executive officers and broad-based equity-based plans, subject to stockholder approval if required.

●
Advises the Board on the reasonableness and appropriateness of executive compensation plans and levels generally, including whether these effectively serve the interests of the Company and its stockholders by creating appropriate incentives for high levels of individual and Company performance.

●
Has such responsibilities for administration of the Company’s employee benefit plans as may be delegated by the Board from time to time, and carries out such responsibilities in part by establishing and delegating responsibilities and authority to an ERISA Management Committee.

	●	Has sole authority to engage an executive compensation consultant.

P. 26 – THE NEW YORK TIMES COMPANY

Name of Committee and Members	Principal Functions of the Committee		Meetings In 2014

Compensation (continued)	●
Reviews and approves the Compensation Discussion and Analysis, considers the results of the most recent stockholder advisory vote on executive compensation and prepares the report to stockholders included in the annual Proxy Statement.

Finance Robert E. Denham, Chair Steven B. Green Carolyn D. Greenspon James A. Kohlberg Ellen R. Marram Doreen A. Toben	●	Reviews, and makes recommendations to the Board regarding, the Company’s material financial policies, practices and matters, including, without limitation, its dividend policy, investment of cash, stock repurchases and issuances, short- and long-term financings, foreign currency, hedging and derivative transactions, material acquisitions and dispositions, capital expenditures and long-term commitments.	5
●
Has such responsibilities for the management and investment of the Company’s employee benefit plan assets as may be delegated to it by the Board from time to time, and carries out such responsibilities in part by establishing and delegating responsibilities and authority to a Pension Investment Committee.

Nominating & Governance Ellen R. Marram, Chair Robert E. Denham James A. Kohlberg	●	Recommends director nominees for election to the Board.	7
	●	Makes recommendations to the Board regarding the structure and composition of the Board Committees, including size and qualifications for membership, and the designation of a presiding director.
●
Advises the Board on appropriate compensation for non-employee directors. Assesses periodically the Company’s director stock ownership guidelines and the directors’ ownership relative to such guidelines, and makes recommendations as appropriate.

	●	Advises the Board on corporate governance matters.
	●	Reviews and approves or ratifies transactions with related persons if required in accordance with the Company’s policy.
	●	Oversees annual evaluation of the Board.
	●	Has sole authority to engage a search firm to identify director candidates.
Technology & Innovation David E. Liddle, Chair Joichi Ito Brian P. McAndrews	●	Reviews with management the Company’s overall technology and innovation strategy, including objectives, strategic initiatives, investments and research and development activities, and, as and when appropriate, makes recommendations to the Board.	4
●
Consults with the Finance Committee in connection with its review of material acquisitions, dispositions, capital expenditures and long-term commitments, to the extent such actions relate to the Company’s technology and innovation strategy.

	●	Periodically monitors and evaluates the performance of the Company’s initiatives in support of its technology and innovation strategy.
	●	Reviews with management, as appropriate, major technology risks and opportunities for the Company, and emerging issues and trends in the broader marketplace.

THE NEW YORK TIMES COMPANY – P. 27

NOMINATING & GOVERNANCE COMMITTEE

Our Nominating & Governance Committee consists of three non-employee directors, Ellen R. Marram, Chair, Robert E. Denham and James A. Kohlberg. Our Board has determined that each Committee member is “independent” under the corporate governance listing standards of the NYSE.
The Committee operates under a written charter adopted by the Board of Directors. The principal functions of the Committee include making recommendations to the Board regarding the composition of the Board and its Committees, including size and qualifications for membership, and the designation of a presiding director; recommending nominees to the Board for election; advising the Board on corporate governance matters; and overseeing the evaluation of the Board. The chart set forth in “Board Committees” on pages 26-27 describes the principal functions of the Committee under its charter. A printable version of the charter is available on our website, as described on page 6.
Whenever a vacancy exists on the Board due to expansion of the Board’s size or the need to replace a resigning or retiring director, the Committee begins a process of identifying and evaluating potential director nominees. The Committee considers recommendations of management, stockholders and others. The Committee has sole authority to retain and terminate any search firm to be used to identify director candidates, including approving its fees and other retention terms. In this regard, from time to time, the Committee has retained a global executive recruiting firm, whose function is to bring specific director candidates to the attention of the Committee.
Consistent with the Company’s Corporate Governance Principles, the Committee considers various criteria in Board candidates, including, among others, independence, character, judgment and business experience, as well as their appreciation of the Company’s core purpose, core values and journalistic mission, and whether they have time available to devote to Board activities.
The Committee also considers, as one factor among many, the diversity of Board candidates, which may include diversity of skills and experience as well as geographic, gender, age and ethnic diversity. The Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying Board candidates.
The Committee also considers whether a potential nominee would satisfy:

•	the NYSE’s criteria of director “independence”;

•	the NYSE’s “financial literacy” and “financial management expertise” standards; and

•	the SEC’s definition of “audit committee financial expert.”
Director candidates are evaluated in light of the then-existing composition of the Board, including its overall size, structure, backgrounds and areas of expertise of existing directors and the relative mix of independent and management directors. The Committee also considers the specific needs of the various Board committees. The Committee recommends potential director nominees to the Board, and final approval of a candidate is determined by the Board.
Mr. Khosrowshahi and Ms. Van Dyck are standing for election by the stockholders for the first time at the 2015 Annual Meeting. Each was identified by a global executive recruiting firm retained by the Committee. After Mr. Khosrowshahi and Ms. Van Dyck met with members of the Committee and various other members of the Board, the Committee recommended to the Board that it nominate each for election as a director. Each other individual who is standing for election to the Board at the 2015 Annual Meeting is currently a director and was elected by the stockholders at the 2014 Annual Meeting.
As discussed elsewhere in this Proxy Statement, the 1997 Trust, as holder of a majority of our Class B stock, has the right to elect 70% of our Board. The Committee considers, among other potential nominees, recommendations of the trustees of the 1997 Trust for nominees to be elected by the holders of the Class B stock. In addition, the Committee will consider director candidates recommended by stockholders. Stockholders wishing to recommend director candidates for consideration by the Committee may do so by writing to the Corporate Secretary and giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee. The evaluation process for director nominees who are recommended by our stockholders is the same as for any nominee.

P. 28 – THE NEW YORK TIMES COMPANY

COMPENSATION COMMITTEE

Compensation Committee Procedures
Our Board of Directors has established a Compensation Committee and charged it with the responsibility to review and either act on behalf of the Board or make recommendations to the Board concerning executive compensation and employee benefits. The Compensation Committee consists of three non-employee directors, Raul E. Cesan, Chair, Ellen R. Marram and Brian P. McAndrews.
Our Board has determined that each Committee member is “independent” under the corporate governance listing standards of the NYSE.
The Committee operates under a written charter adopted by the Board of Directors. A printable version of the charter is available on our website, as described on page 6. The chart set forth in “Board Committees” on pages 26-27 describes the principal functions of the Committee under its charter.
Together with the other non-employee members of the Board, the Committee evaluates the performance of the Chairman, Chief Executive Officer and Vice Chairman and, together with the other independent directors, approves their compensation. In addition, the Committee approves all compensation for our other executive officers and discusses with management in general terms the compensation of non-executive employees.
The Committee has delegated the authority to make equity grants in limited circumstances, such as to newly hired or recently promoted employees, to a three-member management committee authorized to grant a limited number of options and other equity awards under specified parameters. To ensure compliance with its longstanding procedures, the Committee has adopted a grant policy that provides, among other things, that options are granted with an exercise price set at the grant date fair market value. Awards made other than pursuant to the annual equity grant—for example, to newly hired or recently promoted employees—typically take place shortly after issuance of our quarterly earnings releases, and grants to new employees occur only after employment has commenced.
Under its charter, the Committee has sole authority to retain and terminate a consulting firm to assist in its evaluation of executive compensation. In accordance with this authority, in preparation for the Committee’s decision-making regarding 2014 compensation, it directly engaged an independent compensation consultant, Exequity. Exequity reported on its review of executive compensation data from a comparator group of media companies, as well as a statistical summary of data from general industry companies. Exequity also provided general advice on executive and director compensation trends and programs and supplied consulting services to the Compensation Committee in connection with the design of the amended 2010 Incentive Plan, including evaluating the plan under proxy advisory firm voting guidelines. In the course of advising the Committee, Exequity occasionally is asked to provide guidance and support to management in connection with matters that are reviewed by the Committee. These matters may pertain to, among other things, competitive analysis, program design recommendations, technical support and cost modeling.
During the Company’s 2014 fiscal year, Exequity did not provide any services to the Company, other than those relating to its role as compensation adviser to the Committee (which, for 2014, also included advising the Nominating & Governance Committee on director compensation trends). After considering the factors required by NYSE rules, the Committee is satisfied that Exequity is independent.
The Committee generally consults with management regarding executive compensation matters, and our Chief Executive Officer makes compensation recommendations for executive officers other than the Chairman and Chief Executive Officer. The Company’s human resources, legal, controllers and treasury departments support the Committee in its work.
Throughout the year, the Committee meets to discuss the Company’s executive compensation and benefits programs and related matters. In February of each year, the Committee generally takes the following actions:

•
together with the other independent directors of the Board, approves the compensation of the Chairman, Chief Executive Officer and Vice Chairman, including setting salaries and approving annual and long-term incentive potentials;

•	approves compensation for the other executive officers;

•	sets financial targets for the annual incentive and long-term performance awards; and

THE NEW YORK TIMES COMPANY – P. 29

•	approves awards of equity-based compensation for eligible employees.
In addition, each February, the Committee meets to certify the achievement of performance goals for the recently completed annual and long-term cycles and approve the payment of those awards. Other meetings are scheduled throughout the year as the Committee deems appropriate.
The Committee has reviewed and discussed with Company management the section of this Proxy Statement titled “Compensation of Executive Officers—Compensation Discussion and Analysis,” and its report to stockholders stating that it has recommended the inclusion of such discussion and analysis appears below under “Compensation of Executive Officers” on page 35.
Compensation Committee Interlocks and Insider Participation
No member of the Committee is now, or was during 2014 or any time prior thereto, an officer or employee of the Company. No member of the Committee had any relationship with the Company during 2014 pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. None of our executive officers currently serves or ever has served as a member of the board of directors, the compensation committee, or any similar body, of any entity one of whose executive officers serves or served on our Board or the Committee.
AUDIT COMMITTEE REPORT

To the Stockholders of The New York Times Company:
The Audit Committee consists of four non-employee directors: Doreen A. Toben, Chair; Raul E. Cesan; Joichi Ito and David E. Liddle. The Board of Directors has determined that:

•	each Committee member is “independent” under the listing standards of the NYSE and is “financially literate” as defined by the NYSE;

•	a majority of the Committee members, including Ms. Toben, the Chair of the Committee, satisfy the “financial management expertise” standard, as required by the NYSE; and

•	a majority of the Committee members, including Ms. Toben, the Chair of the Committee, are “audit committee financial experts” as defined by the SEC.
The Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Committee. A printable version of the charter is available on our website, as described on page 6. The chart set forth in “Board Committees” on pages 26-27 describes the principal functions of the Committee under its charter.
Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm, is responsible for performing an independent integrated audit of (i) the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and (ii) the Company’s internal control over financial reporting, and for issuing its reports thereon.
The Committee is responsible for assisting the Board in monitoring (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications and independence of the Company’s independent registered public accounting firm; (iv) the performance of the Company’s internal audit function and independent registered public accounting firm; and (v) the Company’s systems of disclosure controls and procedures and internal control over financial reporting.
In addition, the Committee’s charter requires that the Committee review the Company’s policies with respect to risk assessment and risk management. As part of its responsibilities for oversight of the Company’s enterprise risk management program, the Committee annually reviews and discusses an assessment prepared by management of the critical risks facing the Company, their relative magnitude and management’s actions to mitigate them.
The Committee has also established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters or potential securities law

P. 30 – THE NEW YORK TIMES COMPANY

violations, and the confidential and anonymous submission by Company employees of concerns regarding such matters.
The Committee is responsible for the appointment, compensation and oversight of Ernst & Young. As part of its oversight function, the Committee has adopted certain policies to monitor the independence of Ernst & Young, including policies to ensure that Ernst & Young’s provision of services does not impair the firm’s independence. Each year, the Committee considers whether to reappoint Ernst & Young, subject to stockholder ratification, to serve as the Company’s independent registered public accounting firm. As part of this process, the Committee considers, among other things, the continued independence of Ernst & Young, the depth of the firm’s and audit team’s experience, and the quality and efficiency of the services provided by Ernst & Young.
During 2014, the Committee met seven times and held separate discussions with management, the Company’s internal auditors and Ernst & Young. The Committee’s Chair, as the representative of the Committee, discussed the Company’s interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and/or Controller and Ernst & Young prior to public release. Other members of the Committee also generally participated in this discussion. The full Committee reviewed the Company’s quarterly financial statements with management and Ernst & Young. In addition, the Committee reviewed and discussed the Company’s compliance with the requirements of the Sarbanes-Oxley Act with respect to internal control over financial reporting.
Management has represented to the Committee that the Company’s 2014 annual consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed with management, the Company’s internal auditors and Ernst & Young the Company’s 2014 annual consolidated financial statements and Ernst & Young’s audit report thereon, and Ernst & Young’s audit report on the effectiveness of the Company’s internal control over financial reporting. In addition, the Committee reviewed and discussed with management the annual report of management on the Company’s internal control over financial reporting.
The Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 16, “Communication with Audit Committees,” as adopted by the PCAOB, including, among other items, matters related to the conduct of the audit of the Company’s 2014 annual consolidated financial statements.
In addition, the Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by the PCAOB regarding Ernst & Young’s communications with the Committee concerning independence, and has discussed with Ernst & Young their firm’s independence from the Company and management.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014, for filing with the SEC.
The Committee also has recommended, subject to stockholder ratification, the selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 27, 2015.
Doreen A. Toben, Chair
Raul E. Cesan
Joichi Ito
David E. Liddle

THE NEW YORK TIMES COMPANY – P. 31

DIRECTORS’ COMPENSATION

2014 Compensation of Non-Employee Directors
Compensation for our non-employee directors for 2014 consisted of: cash compensation, consisting of annual retainers for non-employee Board members, Committee Chairs, Committee members and the Presiding Director; and equity compensation, consisting of a grant of phantom Class A stock units.
Our goal in setting compensation for our non-employee directors is to remain competitive in attracting and retaining high quality directors. Each of the components of our non-employee director compensation for 2014 is described in more detail below.
Cash Compensation: In 2014, we paid an annual retainer to non-employee Board members, Committee Chairs and Committee members and the Presiding Director as follows:

•	Annual cash Board retainer of $45,000;

•	Annual cash Committee Chair retainer of $10,000;

•	Annual cash Committee retainers in the following amounts:
— Audit—$20,000
— Compensation—$10,000
— Finance—$10,000
— Nominating & Governance—$6,000
— Technology & Innovation—$6,000; and

•	Annual cash Presiding Director retainer of $10,000.
Non-Employee Directors’ Deferral Plan: Under the Directors’ Deferral Plan, a discretionary grant of phantom Class A stock units worth $60,000 was credited to each non-employee director’s account on the date of the 2014 Annual Meeting. The number of phantom stock units credited was based on the average closing price of a share of Class A stock for the 30 trading days prior to the date of the 2014 Annual Meeting.
The Directors’ Deferral Plan allows our non-employee directors to defer the receipt of all or a portion of their cash compensation. We credit deferred amounts to a cash account or a phantom Class A stock unit account, as elected by the director. Amounts deferred as phantom Class A stock are initially held as cash and are converted to phantom stock units as of the date of our next succeeding annual meeting. Cash accounts are credited with interest at a market rate. Phantom Class A stock unit accounts are credited with dividend equivalents. Subsequent to a non-employee director’s resignation, we pay him or her the cash value of amounts accumulated in his or her account.
Expenses: We reimburse reasonable expenses incurred for attendance at Board and Committee meetings.
Each year, management reports to the Nominating & Governance Committee on non-employee director compensation at comparable companies and makes recommendations with respect to the amount and form of compensation for non-employee directors. In 2014, the Nominating & Governance Committee also received a report from Exequity, the Compensation Committee’s independent compensation consultant, analyzing prevailing trends in director compensation. Based on this review, the Nominating & Governance Committee recommended, and the Board approved, effective January 1, 2015, (i) an increase of the annual Board cash retainer to $50,000; (ii) an increase of the annual cash retainer for the Nominating & Governance Committee chair to $15,000; (iii) an increase of the annual cash Presiding Director retainer to $20,000; and (iv) the replacement of the annual grants of phantom stock units with an annual grant of restricted stock units for Class A stock. In connection with the director compensation changes described above, the Board also (1) amended the Company’s Corporate Governance Principles to increase director stock ownership guidelines to four times (from three times) the annual Board cash retainer and (2) terminated the Directors’ Deferral Plan, effective December 18, 2014, with respect to all future deferrals and/or grants of phantom Class A stock units.

P. 32 – THE NEW YORK TIMES COMPANY

Non-Employee Director Compensation Table
The total 2014 compensation of our non-employee directors is shown in the following table. Dr. Middelhoff did not stand for election at the 2014 Annual Meeting on April 30, 2014. The table includes his compensation for the period through that date.

Name (a)	Fees Earned or Paid in Cash ($)[1] (b)	Stock Awards($)[2,3] (c)	Option Awards ($)[4] (d)	All Other Compensation ($)[5] (g)	Total ($) (h)
Raul E. Cesan	85,000	60,000	—	153	145,153
Robert E. Denham	81,000	60,000	—	153	141,153
Steven B. Green	55,000	60,000	—	153	115,153
Carolyn D. Greenspon	55,000	60,000	—	153	115,153
Joichi Ito	71,000	60,000	—	153	131,153
James A. Kohlberg	61,000	60,000	—	153	121,153
David E. Liddle	81,000	60,000	—	153	141,153
Ellen R. Marram	81,000	60,000	—	153	141,153
Brian P. McAndrews	61,000	60,000	—	—	121,000
Thomas Middelhoff	20,277	—	—	10,000	30,277
Doreen A. Toben	85,000	60,000	—	153	145,153

1.	Includes a Presiding Director retainer for Mr. Denham and a Committee Chair retainer for each of Messrs. Cesan and Denham, Dr. Liddle, and Mss. Marram and Toben.

2.
Included in the “Stock Awards” column is the aggregate grant date fair value of the discretionary grant of phantom stock units made to each non-employee director on April 30, 2014, under the Directors’ Deferral Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of such awards is estimated as $60,000.

3.	The following table shows the aggregate phantom stock units outstanding at December 28, 2014:

Name	Aggregate Phantom Stock Units Outstanding at December 28, 2014 (#)
Raul E. Cesan	83,768
Robert E. Denham	35,344
Steven B. Green	19,244
Carolyn D. Greenspon	26,113
Joichi Ito	15,573
James A. Kohlberg	35,344
David E. Liddle	39,741
Ellen R. Marram	52,687
Brian P. McAndrews	15,573
Doreen A. Toben	76,362

THE NEW YORK TIMES COMPANY – P. 33

4.
Prior to 2012, stock options were awarded under the Directors’ Incentive Plan annually to our non-employee directors on the date of the annual meeting. The following table shows outstanding stock option awards as of December 28, 2014, all of which are exercisable. These stock options have a term of 10 years from the date of grant, and the option exercise prices for those awards were set at the average of the high and low stock prices as quoted on the NYSE on the date of the applicable annual meeting. The exercise prices of the stock options range from $4.92 to $32.89.

Name	Number of Securities Underlying Unexercised Options (#)	In-the-money Amount of Unexercised Options ($)[a]
Raul E. Cesan	28,000	$65,840
Robert E. Denham	16,000	$65,840
Steven B. Green	0	—
Carolyn D. Greenspon	8,000	$31,200
Joichi Ito	0	—
James A. Kohlberg	16,000	$65,840
David E. Liddle	28,000	$65,840
Ellen R. Marram	28,000	$65,840
Brian P. McAndrews	0	—
Thomas Middelhoff	16,000	—
Doreen A. Toben	28,000	$65,840

(a)	The closing price of the underlying Class A stock on the NYSE on December 26, 2014 ($13.58), the last trading day of our 2014 fiscal year, minus the option exercise price.

5.
The amount for Dr. Middelhoff includes a one-time $10,000 donation made in his honor to a nonprofit organization upon his departure from the Board. The amount for each of the other directors consists of a tax reimbursement.

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

The Company maintains directors’ and officers’ liability insurance effective May 1, 2014, with an expiration date of May 1, 2015. This is part of the Company’s blended program coverage, which was purchased at an annual cost of $1,313,986. The insurance companies providing directors’ and officers’ liability insurance are Zurich American Insurance Company, ACE American Insurance Company, St. Paul Fire & Marine Insurance Company, Endurance American Insurance Company, Allied World Assurance Company (U.S.), Inc., Great American Insurance Company, Berkley Insurance Company and Federal Insurance Company.

P. 34 – THE NEW YORK TIMES COMPANY

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report
The Compensation Committee has reviewed and discussed with Company management the “Compensation Discussion and Analysis” appearing below, and based on this review and discussions, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2014 Annual Report on Form 10-K.
Raul E. Cesan, Chair
Ellen R. Marram
Brian P. McAndrews

Compensation Discussion and Analysis
We believe that our executive officers are critical to our success and to the creation of long-term stockholder value. We structure compensation for our executive officers based on the following objectives:

•	to drive performance through the achievement of short-term and long-term objectives;

•	to link our executives’ total compensation to the interests of our stockholders and to drive the creation of value for stockholders over the long term; and

•	to enable us to attract, retain and motivate the highest caliber of executives by offering competitive compensation and rewarding superior performance.
The discussion below analyzes 2014 executive compensation for the following executive officers whose compensation is set out in the Summary Compensation Table (our “named executive officers”):

•	Arthur Sulzberger, Jr., Chairman of the Board, and Publisher, The New York Times;

•	Mark Thompson, President and Chief Executive Officer;

•	Michael Golden, Vice Chairman;

•	James M. Follo, Executive Vice President and Chief Financial Officer; and

•	Kenneth A. Richieri, Executive Vice President and General Counsel.
Executive Summary
Executive Compensation Governance

•	The Compensation Committee consists solely of independent directors, notwithstanding an exemption from NYSE rules available to us as a controlled company.

•
Each year, the Compensation Committee approves the compensation for the Company’s executive officers. For the individuals serving as Chairman, Chief Executive Officer and Vice Chairman, the final compensation decisions are made by the independent members of our Board of Directors.

•
The Compensation Committee’s independent compensation consultant, Exequity, is retained directly by the Committee and performs services in support of the Committee. The Compensation Committee’s charter authorizes it to engage such consultants and advisors as it determines to be appropriate.

•
The Compensation Committee has directed management to reach out to significant stockholders to solicit comments on executive compensation matters, and takes this stockholder feedback into account in designing executive compensation.

•
The Compensation Committee conducts an annual review of the Company’s executive compensation program, and does not believe that it creates risks that are reasonably likely to have a material adverse effect on the Company.

•
The Company has in place meaningful stock ownership guidelines for its named executive officers, who must acquire and hold Company stock worth, based on their position, two to five times their annual base salary.

THE NEW YORK TIMES COMPANY – P. 35

•	The Company’s executive officers are subject to a compensation recoupment or “clawback” policy.

•
The Company’s executive officers may not engage in short-term, speculative trading in Company stock, including hedging or other derivative transactions, or hold Company stock in a margin account, or pledge Company stock as collateral for a loan.

•	The Company does not generally provide so-called tax “gross-ups” for its executive officers.

•	Equity and performance-based cash awards to executives are made under the Company’s 2010 Incentive Plan, which:

◦	prohibits the repricing of any stock option or stock appreciation right without stockholder approval; and

◦
does not contain an “evergreen” share reserve, meaning that the shares of Class A stock reserved for awards are fixed by number rather than by reference to a percentage of the Company’s total outstanding shares.

2014 Compensation Highlights
In 2014, the Company continued to focus on strategic goals intended to enhance long-term stockholder value. These included the continued expansion of our digital subscription base, digital advertising growth for all four quarters, and the launch of innovative news and advertising products. The Company’s digital advertising and subscription initiatives contributed to modest overall revenue growth, despite continuing headwinds for print advertising.
The Times’s paid digital subscription model has created a meaningful consumer revenue stream since it launched in 2011. At December 28, 2014, there were approximately 910,000 paid subscribers to the Company’s digital products, and 2014 revenues from our digital-only subscription packages, e-readers and replica editions were approximately $169.3 million, underscoring the willingness of our readers and users to pay for the high-quality journalism we provide.
Management also continued to strengthen the Company’s liquidity position in 2014. The Company ended the year with approximately $1 billion in cash, cash equivalents and marketable securities, exceeding total debt and capital lease obligations by over $300 million.
These efforts took place while we continued to maintain the highest standards of journalism, highlighted by numerous awards and accolades.
Looking ahead, we plan to continue to execute our strategy to grow and transform our business through a combination of a strong focus on the core business, the strengthening of our digital businesses, the pursuit of new opportunities for growth and prudent fiscal management.
Details of our 2014 financial results appear in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K for the fiscal year ended December 28, 2014.
Key highlights of 2014 executive compensation were as follows:

•
Salaries: For 2014, annual salary levels for Messrs. Sulzberger, Jr., Thompson and Golden were the same as the prior year and, for Messrs. Sulzberger, Jr., and Golden, have not increased since 2006. See “—Executive Compensation—Salaries.”

•
Annual Incentive Compensation: The portion of 2014 annual incentive awards for our executive officers based on financial performance (an adjusted operating profit target) was earned at 120% of target. See “—Executive Compensation—Annual Incentive Compensation.”

•
Performance Award Program: In February 2013, the Committee implemented a redesign of the Company’s long-term incentive compensation program, eliminating the annual grant of time-based stock options and restricted stock units and long-term performance awards payable solely in cash for executives. In their place, in February 2013 and again in February 2014, the Committee granted executives the opportunity to earn cash and shares of Class A stock at the end of three-year performance cycles, with the majority of the target award

P. 36 – THE NEW YORK TIMES COMPANY

to be settled in the Company’s Class A stock. See “—Executive Compensation—Long-Term Incentive Compensation.”

•
Long-Term Performance Awards: The last long-term performance cycle prior to the redesign was awarded in 2012 for the three-year cycle of 2012-2014. Achievement under the two financial metrics applicable to these awards, operating cash flow margin and return on invested capital, was below target for the three-year performance cycle, resulting in a payout of 71% of target. See “—Executive Compensation—Long-Term Incentive Compensation.”

•
Review of Market Data: In setting 2014 compensation, the Committee reviewed data from a comparator group of 15 media companies, as well as a statistical summary of data from companies that participated in the Towers Watson 2013 General Industry Executive Compensation Survey. The Committee believes this peer group reflects the critical organizational capabilities needed to execute the Company’s strategy, as well as industry and financial equivalence.

•
Retirement Benefits: Effective for plan years commencing after December 31, 2013, the Company amended an unfunded supplemental defined contribution plan for certain of its executives, including the named executive officers (The New York Times Company Supplemental Executive Savings Plan, or the “SESP”), to discontinue all future contributions under that plan, thereby significantly reducing those executives’ retirement benefits. No additional executives may be designated as participants under the now frozen plan.

Concurrent with this change, the Company amended the Company 401(k) Plan to, among other things, eliminate a 3% nonelective Company contribution. At the same time, it increased the Company matching contribution on participant deferrals from 5% to 6% of earnings contributed by the participant (up to applicable limits under the Internal Revenue Code) and added a discretionary profit-sharing contribution feature. An unfunded defined contribution plan, The New York Times Company Savings Restoration Plan (the “Restoration Plan”), was amended to increase the annual employer contribution from 3% to 6% of a participant’s earnings in excess of the amount of compensation that can be taken into account under the Company 401(k) Plan, to reflect the changes made to the amount of the Company match under the Company 401(k) Plan. See “—Pension Benefits” and “—Nonqualified Deferred Compensation.”

•
Employment Agreement with Mark Thompson: In connection with his appointment as the Company’s President and Chief Executive Officer in 2012, Mr. Thompson entered into an employment agreement with the Company (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. Thompson participated in the 2013 annual incentive compensation program with a target equal to 100% of his base salary and is participating in the 2013-2015 long-term incentive program with a target payout in stock and cash valued at $3.0 million. However, beginning in 2014, Mr. Thompson’s incentive compensation was no longer governed by the terms of the Employment Agreement and was subject to Committee and Board approval in the same manner as for other executive officers.

Compensation-Setting Process
The Compensation Committee, which consists solely of independent directors, is primarily responsible for overseeing compensation for our executive officers, including the named executive officers. Each year, the Committee approves the compensation for the Company’s executive officers other than the Chairman, Chief Executive Officer and Vice Chairman. For those individuals, the final compensation decisions are made by the independent members of our Board of Directors, in consultation with the other non-employee directors.
The Committee generally reviews employee compensation matters with management. Our human resources, legal, controllers and treasury departments support the Committee in its work and help administer our compensation programs. The members of the Committee also familiarize themselves with compensation trends and competitive conditions through periodic consultations with compensation experts, including Exequity, and the review of market data and other information about relevant market practices. In addition, the Committee has directed management to meet with representatives of significant stockholders to solicit their feedback on executive compensation matters.
A discussion of the composition and procedures of the Committee, including the role of Exequity, is set forth above under “Compensation Committee—Compensation Committee Procedures” on pages 29-30.

THE NEW YORK TIMES COMPANY – P. 37

Components of Compensation
To achieve our compensation objectives, the Committee structured 2014 executive compensation to have the following components, each of which is discussed in more detail below. The compensation structure is performance-oriented, with “at risk” compensation consisting of annual and long-term incentive programs designed to link the compensation of our named executive officers to the overall success of the Company and support the Company’s business strategy and performance.

Pay Component	Structure and Intended Purpose
Fixed
Salary	Fixed cash component designed to compensate individual for responsibility level of position held.
Variable or “at risk”
Annual performance-based cash awards
Variable cash component of pay designed to motivate and reward an individual’s contributions to the achievement of short-term objectives by linking compensation to important annual financial and operating performance measures set by the Committee in advance based on the Company’s annual operating budget and objectives. Target payout is set as a percentage of salary, with higher percentages for individuals with greater responsibility. For 2014, the financial target was based on adjusted operating profit. See “—Executive Compensation—Annual Incentive Compensation.”

Long-term incentive compensation, consisting of performance-based cash and stock awards	●
Performance-based awards payable in cash and shares of Class A stock designed to reinforce the relationship between pay and performance by linking compensation to achievement of specified performance goals tied to adjusted operating profit and total stockholder return. Target payouts are set at specific amounts of cash and shares, with higher targets for individuals with greater responsibility.

●
In addition, compensation for 2014 included the payout (at 71%) of the last performance cycle established prior to the implementation of the redesigned long-term incentive program. Targets for this program, set early in 2012, were based on return on invested capital and operating cash flow for the three-year cycle 2012-2014. See  “—Executive Compensation—Long-Term Incentive Compensation.”

Other benefits	●
A deferred executive compensation plan (the “DEC”), which allows executives to defer portions of their salary and annual incentive and long-term performance awards. Earnings are based on the rates of return earned by various well-known third-party mutual funds. The Company does not make contributions on behalf of participants.

● Other employee benefit plans available to substantially all employees, including medical, life insurance and disability plans, and a Company match for contributions to the Company 401(k) Plan.
●
Certain executives are participants in two unfunded supplemental defined contribution plans, one of which was frozen as of December 31, 2013, and in The New York Times Company Supplemental Executive Retirement Plan (the “SERP”), a non-qualified defined benefit plan that was frozen as of December 31, 2009.

P. 38 – THE NEW YORK TIMES COMPANY

Key Factors in Setting Compensation
In setting or recommending the amount of each component of an executive’s compensation and considering his or her overall compensation package, the Committee evaluates each of the following factors:

•
Benchmarking—Each year, the Committee reviews market data for executives in positions comparable to Company executives through a process developed with Exequity, its independent compensation consultant. In preparation for its decision-making regarding 2014 compensation levels, in December 2013, the Committee reviewed data from a comparator group consisting of the following 15 media companies, which participated in the 2013 Towers Watson Media Executive Compensation Survey or publicly disclosed compensation data in their annual proxy statements. (The comparator group is the same as that used in connection with 2013 executive compensation decisions except that two media companies included in the prior year 17-company group did not participate in the 2013 survey and accordingly were not included in the data reviewed by the Committee.) In addition, the Committee reviewed a statistical summary of data from the companies that participated in the Towers Watson 2013 General Industry Executive Compensation Survey, adjusted to reflect the Company’s revenue size and excluding companies in the health-care, financial services, energy and higher education industries.

AOL Inc.	Gannett Co., Inc.	The McClatchy Company
Belo Corp.	Hearst Corporation	The Washington Post Company
Cablevision Systems Corporation	Media General, Inc.	Tribune Company
Comcast Cable Communications	Scripps Networks Interactive, Inc.	Turner Broadcasting System, Inc.
Discovery Communications, Inc.	The E.W. Scripps Company	Yahoo! Inc.
In considering the benchmarking data and setting compensation for executives, the Committee’s view is that total target compensation for its executives should generally be reviewed against approximately the 50th percentile level of the total target executive compensation for the companies included in the data.

•
Performance—The Committee ties a substantial portion of each named executive officer’s total potential compensation to Company and individual performance. All executive officers, including the named executive officers, are eligible for annual and long-term incentive compensation that reinforces the relationship between pay and performance by linking compensation to the achievement of important short- and long-term performance targets set by the Committee in advance based on the Company objectives set out in the operating budget. To ensure that the executives most responsible for development of the Company’s strategic plan are held most accountable for its successful execution, the portion of total compensation delivered in variable, performance-based awards varies directly in relation to each executive’s level of responsibility and hierarchy among the leadership team. A significant portion of the Company’s 2014 target compensation for its named executive officers (approximately 63% to 81% of target compensation) was based on the performance-based, “at risk” criteria discussed below as opposed to fixed salary.

In determining annual incentive compensation, the Committee also considers the individual achievement of each named executive officer against predetermined operational and strategic goals.

•
Internal Pay Equity—The Committee’s approach to compensation is that executives holding comparable positions of responsibility should have similar compensation opportunities, adjusted to reflect their responsibilities and role within the Company and recognizing that actual rewards earned should reflect achievement of individual objectives.

In setting compensation for 2014, the Committee reviewed tally sheets detailing the total compensation of the named executive officers. These tally sheets identified all components of compensation for these executives, including the compensation such executives would be eligible to receive under different termination scenarios, as described in “—Payment Upon Termination or Change in Control Table.” At the completion of this review, the Committee concluded that the amounts of compensation to be paid were appropriate and reasonable in light of the factors discussed above.
Setting Performance Goals
A substantial portion of each named executive officer’s compensation depends on the achievement of pre-defined specific incentive targets that are directly linked to short- or long-term performance objectives.

THE NEW YORK TIMES COMPANY – P. 39

Performance has historically been measured against our operating budget for the fiscal year and the three-year financial plan in effect at the time the awards are granted. Annual operating budgets and three-year plans are developed and submitted to the Board by management annually based on an assessment of the state of the business and the industry and expectations regarding annual and long-term performance. The annual budgets and three-year plans set financial performance objectives that management believes are aggressive but achievable based on the underlying strategic and operating assumptions regarding revenue and cost control initiatives. Historically, the Committee has set a target performance level for a 100% payout at the same level as the relevant objective. While future results cannot be predicted, the Committee believes that these performance targets are set at levels such that achievement of the target levels would reflect a strong performance on the part of the executive officers and that payment of the maximum amounts would occur only upon the achievement of results substantially in excess of internal and market expectations at the time the targets are set.
Operating budgets and three-year plans are created independent of, and therefore the financial performance targets generally exclude, the effect of certain non-recurring or non-operational events.
Executive Compensation
Salaries
Salaries for executive officers are reviewed annually and are intended to provide competitive compensation to each executive based on position, scope of responsibility, business and leadership experience and performance. For 2014, annual salary levels for Messrs. Sulzberger, Jr., Thompson and Golden were the same as the prior year and, for Messrs. Sulzberger, Jr., and Golden, have not increased since 2006. For Messrs. Follo and Richieri, salaries increased slightly in recognition of performance.
Annual Incentive Compensation
In February 2014, the Compensation Committee set 2014 annual incentive targets for all executives, including the named executive officers, as a percentage of salary. The target percentages reflect prevailing external practices based on the annual benchmarking analysis and the Committee’s consideration of internal pay equity. Generally, the more responsible the executive officer’s position, the higher the target percentage. For the named executive officers, target amounts ranged from 55% to 100% of base salary. The potential payout for each executive ranged from zero to 200% of the target amount.
The Committee structured 2014 annual incentive compensation for executives, including the named executive officers, such that 75% of the award opportunity was contingent on the achievement of annual financial targets designed to advance our strategy, and 25% depended on an assessment of individual achievement measured against predetermined operational and strategic goals.
For the 2014 awards, the Committee based the financial target portion on adjusted operating profit, defined as (i) revenues, adjusted to exclude the effect of acquisitions and dispositions, less (ii) total operating costs (excluding severance, depreciation and amortization and non-operating retirement costs). The Committee believes that adjusted operating profit is a useful measure of our performance for compensation purposes because it facilitates comparisons with historical operating performance on a consistent basis. In addition, adjusted operating profit is a measure often used by investors, analysts and others, and serves to align the interests of our executives and our stockholders. See “—Tax Matters” for a description of certain provisions applicable to annual incentive compensation implemented by the Committee to ensure tax deductibility of executive compensation.
Our 2014 budget, and as a result, the performance targets, took into account, among other factors, a projected challenging print advertising environment and the investment in various strategic initiatives. The performance level for a 100% payout of the financial component was set at the operating budget objective, with potential payouts ranging from zero to 200% of target based upon a predetermined performance scale. In 2014, the Company’s adjusted operating profit resulted in a payout of 120% for the portion of the annual incentive awards based on financial performance. The following table reflects the target and the achievement level for the financial component of the 2014 annual incentive compensation.

(in thousands)	2014 Financial Target for 100% Payout	2014 Actual
Adjusted operating profit	240,232	252,810

P. 40 – THE NEW YORK TIMES COMPANY

The following table shows the computation of adjusted operating profit, as defined above, for purposes of the financial component of the 2014 annual incentive compensation.

	(in thousands)
Revenues		$1,588,528

Total operating costs	$1,484,505
Less:
Non-operating retirement costs	$36,697
Severance	$36,082
Depreciation and amortization	79,459
Adjusted operating costs excluding non-operating retirement costs, severance and depreciation and amortization		$1,332,268
Less additional negative discretionary adjustments approved by the Compensation Committee reducing adjusted operating profit:		(3,450)

Adjusted Operating Profit		$252,810
As noted above, annual incentive compensation also depends upon an assessment of the executive’s individual achievement. In its review, the Committee took into account each executive’s responsibility for the Company’s overall performance, recognizing both considerable progress in certain key strategic areas, as well as the fact that targeted objectives for certain strategic initiatives have not yet been achieved, and assessed the individual achievement of each of the named executive officers as follows:

Name	Individual Achievement
Arthur Sulzberger, Jr.	70%
Mark Thompson	70%
Michael Golden	70%
James M. Follo	84%
Kenneth A. Richieri	87%
The following table sets out, for each named executive officer, the 2014 target, maximum and actual annual incentive amounts, in dollars and as a percentage of the executive’s 2014 base salary.

Name	Target ($) (% of base salary)		Maximum ($) (% of base salary)		Actual ($) (% of base salary)
Arthur Sulzberger, Jr.	1,087,000	100%	2,174,000	200%	1,168,525	108%
Mark Thompson	1,000,000	100%	2,000,000	200%	1,075,000	108%
Michael Golden	438,900	70%	877,800	140%	471,818	75%
James M. Follo	381,772	70%	763,544	140%	423,767	78%
Kenneth A. Richieri	252,396	55%	504,792	110%	282,053	61%
In February 2015, the Committee structured 2015 annual cash incentive compensation for executives based on a similar allocation of 75% for financial performance and 25% for individual goals. Performance targets will again be based on adjusted operating profit, and the Committee has set target amounts for each executive officer as a percentage of base salary.
Long-Term Incentive Compensation
In 2014, long-term incentive compensation consisted of the below-target payout of an existing long-term performance-based cash program for 2012-2014, and the grant of long-term performance-based cash and stock awards for 2014-2016.

THE NEW YORK TIMES COMPANY – P. 41

Long-Term Performance Awards for 2012-2014
The last long-term cash performance awards prior to the redesign of the long-term incentive program were granted in 2012 for the three-year period of 2012-2014, and were based on achievement with respect to two performance measures:

•
50% of the award depended upon operating cash flow margin, defined as the quotient of revenues less total operating costs (excluding severance and depreciation and amortization), divided by revenues, over the three-year period.

•	50% of the award depended upon the average return on invested capital (“ROIC”) from continuing operations over the three-year period. We define ROIC as the quotient of:

◦	our net operating profit after taxes (defined for this purpose as revenues less operating costs (excluding severance) less income tax expense at an assumed effective income tax rate), divided by

◦	our average “invested capital” (defined as average total assets less average non-interest-bearing current liabilities).
Both metrics were subject to adjustment to exclude the effects of significant dispositions, changes in accounting principles, changes in newsprint prices and certain non-cash impairment charges, in each case to the extent not reflected in our three-year plan.
In adopting these metrics, the Committee concluded that the operating cash flow margin metric enhanced the link between an incentive payment and the successful execution of revenue strategy and cost control initiatives, as reflected in the Company’s three-year plan. The Committee concluded that the ROIC metric would award incentive payments for the efficient and effective management of capital, correlating to long-term stockholder value, while also ensuring a balance with other elements of long-term compensation then in place, such as options and restricted stock units, which are tied to stock market performance.
Achievement with respect to each element of the award was independent of the other. In approving the grants in February 2012, the Committee selected targets based on the Company’s three-year plan that it believed were challenging but achievable, and it set maximum targets at levels that it believed would represent meaningful improvement compared with the three-year plan.
The following table shows target and actual payout percentages for the 2012-2014 performance cycle. Targets were adjusted to exclude the budgeted results of disposed businesses from the dates of sale.

(in thousands)	Target for 100% Payout	Actual (Payout)
Operating cash flow margin	15.5	14.4 (78%)
ROIC	6.1	5.5 (63%)

P. 42 – THE NEW YORK TIMES COMPANY

In combination, the two metrics resulted in achievement at the 71% level. The tables below set forth the computation of operating cash flow margin and ROIC for the 2012-2014 period.

Operating Cash Flow Margin (2012-2014) (in thousands)	2012	2013	2014

Revenues from continuing operations	$1,595,341	$1,577,230	$1,588,528
Adjusted to include revenues from the New England Media Group and About Group to the dates of sale (presented in discontinued operations)[1]	469,709	287,677
Adjusted revenues	2,065,050	1,864,907	1,588,528
Operating costs from continuing operations	1,441,410	1,411,744	1,484,505
Adjusted to include operating costs from the New England Media Group and About Group to the dates of sale (presented in discontinued operations)[1]	436,667	281,414
Adjusted operating costs	1,878,077	1,693,158	1,484,505
Less:
Severance[2]	18,050	12,707	36,082
Depreciation and amortization[1,3]	103,437	85,477	79,455
Adjusted operating costs excluding severance and depreciation and amortization	1,756,590	1,594,974	1,368,968
Pre-approved adjustments to exclude the effect of the following (in each case to the extent not reflected in the three-year plan):
Effect of dispositions[4]		5,600	30,000
Change in newsprint prices		(10,984)	(11,068)
Additional negative discretionary adjustments approved by the Compensation Committee to exclude the effect of various items (reducing operating cash flow)	(7,146)	(6,000)	(4,879)
Operating cash flow	$301,314	$258,549	$233,613

Revenues from continuing operations	1,595,341	1,577,230	1,588,528
Revenues from discontinued operations[1]	469,709	287,677
Revenues, as adjusted	$2,065,050	$1,864,907	$1,588,528

Operating Cash Flow Margin (operating cash flow divided by revenues)	14.6%	13.9%	14.7%

Operating Cash Flow Margin 2012-2014			14.4%

1.
Excludes the following amounts for 2012 attributable to the Regional Media Group, which was sold in January 2012: revenues of $6,115, operating costs of $8,017, and depreciation and amortization of $339, in each case included in discontinued operations.

2.	Includes $5,783 and $327 in severance charges included as “Operating costs” in discontinued operations for 2012 and 2013, respectively.

3.	Includes $24,457 and $7,000 in ”Depreciation and Amortization” in discontinued operations for 2012 and 2013, respectively.

4.	For 2013 and 2014, reflects the impact of the sale of the New England Media Group in the third quarter of 2013.

THE NEW YORK TIMES COMPANY – P. 43

ROIC (2012-2014) (in thousands)
	2012	2013	2014
Revenues from continuing operations	$1,595,341	$1,577,230	$1,588,528
Adjusted to include revenues from the New England Media Group and About Group to the dates of sale (presented in discontinued operations)[1]	469,709	287,677
Adjusted revenues	2,065,050	1,864,907	1,588,528
Operating costs from continuing operations	1,441,410	1,411,744	1,484,505
Adjusted to include operating costs from the New England Media Group and About Group to the dates of sale (presented in discontinued operations)[1]	436,667	281,414
Adjusted operating costs	1,878,077	1,693,158	1,484,505
Less:
Severance	18,050	12,707	36,082
Adjusted operating costs excluding severance	1,860,027	1,680,451	1,448,423
Pre-approved adjustments to exclude the effect of the following (in each case to the extent not reflected in the three-year plan):
Effect of dispositions, net[2]		6,000	32,000
Change in newsprint prices		(10,984)	(11,068)
Additional negative discretionary adjustments approved by the Compensation Committee to exclude the effect of various items (reducing net adjusted operating profit)	(7,146)	(6,000)	(4,879)
Net adjusted operating profit	197,877	173,472	156,158
Income tax expense (at an assumed effective income tax rate)	(83,702)	(72,338)	(64,807)
Net adjusted operating profit after taxes	$114,175	$101,134	$91,351

Average invested capital, adjusted[3]	$2,294,018	$1,742,607	$1,589,707

ROIC (net adjusted operating profit after taxes divided by average invested capital)	5.0%	5.8%	5.7%

ROIC 2012-2014			5.5%

1.
Excludes the following amounts for 2012 attributable to the Regional Media Group, which was sold in January 2012: revenues of $6,115 and operating costs of $8,017, in each case included in discontinued operations.

2.	For 2013 and 2014, reflects the impact of the sale of the New England Media Group in the third quarter of 2013.

3.
Average invested capital is defined as average total assets less average current liabilities other than short-term debt and capital lease obligations as of the first and last day of the applicable period, subject to adjustments to exclude the effects of the items described above.

The following table shows the target and maximum potential payments and the actual awards earned based on results over the 2012-2014 long-term performance cycle. Mr. Thompson, who joined the Company in late 2012, did not participate.

Name	Target ($)	Maximum ($)	Actual ($)
Arthur Sulzberger, Jr.	1,531,500	2,680,125	1,087,365
Michael Golden	395,000	691,250	280,450
James M. Follo	395,000	691,250	280,450
Kenneth A. Richieri	257,500	450,625	182,825

P. 44 – THE NEW YORK TIMES COMPANY

Long-Term Performance Awards for 2014-2016
In February 2013, the Committee implemented a redesign of the Company’s long-term incentive compensation program that the Committee believes will better align the interests of executives with our long-term strategic objectives and reward them in relation to the achievement of these objectives. Under the redesigned program, the Committee eliminated annual grants of time-based stock options and restricted stock units and long-term performance awards payable solely in cash for executives. In their place, the Committee grants executives the opportunity to earn cash and shares of Class A stock over three-year performance cycles. In 2014, these awards were based on the achievement of specified goals under two performance measures:

•	Cumulative adjusted operating profit: Represents 60% of an executive’s target award, with half paid in Class A stock and half paid in cash; and

•
Total stockholder return, or “TSR,” of the Company: Represents 40% of an executive’s target award and is paid in Class A stock. The metric is measured over the three-year period relative to the total stockholder return of the companies in the Standard & Poor’s 500 Stock Index as of the beginning of the performance period.

The Committee believes that adjusted operating profit, defined as (i) revenues less (ii) total operating costs (excluding severance, depreciation and amortization and non-operating retirement costs), adjusted to exclude the effects of acquisitions and dispositions and certain other items, is a strong reflection of the Company’s underlying operating performance. The selection of this financial measure for the three-year performance cycle is intended to focus management on normalized operating profit, which allows the Company to both make critical investments in its long-term growth strategy and service debt. This metric is a useful measure of performance for compensation purposes because it facilitates comparisons of historical operating performance on a consistent basis and is often used by investors, analysts and others. See “—Tax Matters” for a description of certain provisions applicable to the adjusted operating profit component of long-term incentive compensation implemented by the Committee to ensure tax deductibility of executive compensation.
The Committee believes that the relative TSR metric encourages management to focus on the Company’s overall performance and value creation for its stockholders over a longer-term (three-year) period and provides an appropriate balance to the internally focused adjusted operating profit metric. In selecting a performance peer group for the Company’s relative TSR metric, the Committee considered several criteria, including the importance of measurement against companies that compete with the Company, the size and number of companies within the benchmarking group, the reputation and credibility of companies in the group, and the relevance of those companies to the Company’s business. On that basis, the Committee selected the Standard & Poor’s 500 Stock Index, concluding that this group satisfied the criteria better than any other group considered: the index itself is highly reputable, including the largest U.S. companies by market capitalization; information about index performance is widely available; it includes competitor companies; and the number of companies is large enough as to minimize the possibility that relative performance would be distorted by consolidation or unusual performance by a small number of companies.
For the adjusted operating profit awards, potential payouts range from zero to 200% of target based upon a predetermined performance scale.
For the TSR awards, potential payouts range from zero to 200% of the target amount of shares depending on the percentile ranking of the Company’s TSR compared to that of each company in the index, as follows:

Relative TSR	Payout as Percentage of Target
75th percentile or above	200%
50th percentile	100%
25th percentile	30%
Below 25th percentile	0%
If the Company’s TSR for the three-year performance period is below the 25th percentile, the participating executives will not receive that portion of the award based on TSR.
Notwithstanding the schedule above, the maximum payout cannot exceed 100% of the target number of shares if the Company’s TSR is negative over the performance period, regardless of the Company’s percentile rank relative

THE NEW YORK TIMES COMPANY – P. 45

to those companies in the Standard & Poor’s 500 Stock Index at the start of the performance period. Further, the total value of the award to be paid in Class A stock (i.e., the number of shares earned multiplied by the fair market value of the Company’s common stock on the date of the distribution) cannot exceed 400% of the target award opportunity related to such share-based award.
The following table shows the target and maximum potential awards of cash and shares of Class A stock for 2014-2016 for each of the named executive officers. The target share amounts were calculated by dividing the target dollar value by a fair value estimated using a value derived from a Monte Carlo simulation model.

Name	Metric	Target		Maximum
		Shares	$	Shares	$
Arthur Sulzberger, Jr.	Adjusted operating profit	54,811	900,000	109,622	1,800,000
	TSR	73,082	—	146,164	—
Mark Thompson	Adjusted operating profit	54,811	900,000	109,622	1,800,000
	TSR	73,082	—	146,164	—
Michael Golden	Adjusted operating profit	14,434	237,000	28,868	474,000
	TSR	19,245	—	38,490	—
James M. Follo	Adjusted operating profit	14,434	237,000	28,868	474,000
	TSR	19,245	—	38,490	—
Kenneth A. Richieri	Adjusted operating profit	9,409	154,500	18,818	309,000
	TSR	12,546	—	25,092	—
Restricted Stock Units Awarded to Mr. Thompson
In addition, in February 2014, the Committee awarded Mr. Thompson a grant of 6,798 stock-settled restricted stock units in recognition of his leadership since becoming CEO in November 2012. These restricted stock units will vest at the end of the three years and will generally be forfeited if Mr. Thompson’s employment terminates other than as a result of death, disability or retirement (in which case the units vest).
Long-Term Incentive Compensation for 2015-2017
In February 2015, the Committee structured 2015-2017 long-term incentive compensation as a similar opportunity for executives to earn cash and shares of Class A stock at the end of the three-year performance cycle based upon the achievement of specific goals, based on cumulative adjusted operating profit and TSR relative to the TSR of the companies in the Standard & Poor’s 500 Stock Index as of the beginning of the performance period. The Committee again set target amounts for each executive officer as a percentage of base salary.
Other Elements of Executive Compensation
All executives are eligible to participate in the Company 401(k) Plan, and certain executives, including the named executive officers, are participants in two unfunded supplemental defined contribution plans, referred to as the SESP and the Restoration Plan, intended to supplement retirement income to certain employees whose contributions to the Company 401(k) Plan are subject to limitation under the Internal Revenue Code. The SESP was frozen effective January 1, 2014. Our executive officers, including certain of the named executive officers, historically participated in the SERP, a non-qualified defined benefit plan intended to supplement the retirement income payable under The New York Times Companies Pension Plan (the “Pension Plan”). Effective December 31, 2009, the Pension Plan and the SERP, as well as several other defined benefit plans, were frozen. For a further discussion of these plans, see “—Pension Benefits” and “—Nonqualified Deferred Compensation.” As partial compensation for the retirement income lost as a result of the cessation of SESP contributions, in February 2014, the Committee approved grants of stock-settled restricted stock units with an approximate grant date value of $160,000 to Mr. Thompson and with an approximate grant date value of $855,000 to Mr. Follo. These restricted stock units will vest ratably over a five-year period and will be forfeited in the event of termination, including upon retirement, death or disability.
We provide certain limited perquisites to our executive officers. Perquisites provided in 2014 consisted principally of financial planning services.

P. 46 – THE NEW YORK TIMES COMPANY

Recoupment of Compensation
The Company has a policy on recoupment of performance-based bonuses in the event of certain restatements of financial results arising due to an executive officer’s fraud or intentional misconduct. This policy is described above under “—Board Policy on Recoupment of Bonuses Upon Restatement Due to Fraud or Misconduct.”
Stock Ownership Guidelines
The named executive officers are subject to minimum stock ownership guidelines. These guidelines were increased in 2013 and now require that the Chairman, Chief Executive Officer and Vice Chairman own shares of the Company’s Class A stock equal in value to five times their current annual base salary, and the other named executive officers own shares of Class A stock equal in value to two times their current annual base salary. Ownership calculations include restricted stock units, shares of Class A stock equivalents attributed to an executive officer based on his or her holdings in the Company Stock Fund of the Company 401(k) Plan, and vested “in-the-money” options (50% of the in-the-money value of such options is used for this calculation). Potential share payments under long-term performance awards and unvested stock options are not included. An executive officer’s stock holdings are valued at the greater of the fair market value or the officer’s tax basis in the shares (or in the case of restricted stock units, the grant date fair market value). Each executive officer has five years from becoming subject to the guidelines to attain the full holding requirements. If at any time an executive officer does not meet the ownership requirements, he or she is expected to abide by transfer restrictions on Company stock. All of our named executive officers are in compliance with the guidelines.
In addition, as part of our insider trading policy, executive officers generally may not engage in short-term, speculative trading in Company stock, such as entering into short sales, buying, selling or writing puts or calls, or engaging in hedging or other derivative transactions, or hold Company stock in a margin account or pledge Company stock as collateral for a loan.
Tax Matters
The Internal Revenue Code imposes limitations on the deductibility of compensation paid to certain executive officers named in the “Summary Compensation Table.” Certain compensation, including performance-based compensation meeting specified requirements, is exempt from this deduction limit. To the extent consistent with corporate performance objectives, we have structured, and intend to continue to structure, performance-based compensation to executive officers who may be subject to these limitations in a manner that maximizes the available deduction. Payouts under our annual and long-term incentive programs are intended to be fully deductible. However, we have awarded non-deductible compensation in the past, and we expect to do so in the future when we deem that it is necessary to further the objectives of executive compensation.
Beginning in February 2014, in setting executive compensation, the Committee has implemented certain provisions in the structure of performance-based awards intended to preserve tax deductibility while increasing Committee discretion to take account of individual achievement, as well as of unusual events or other factors that the Committee determines should not impact executive compensation. Beginning in 2014, annual and the long-term performance-based compensation based on adjusted operating profit is based on two independent sets of performance goals. One set is based on an adjusted operating profit margin and is designed to satisfy the requirements for tax-deductible performance-based compensation. However, in finalizing the payout of the awards, the Committee retains the discretion to reduce (but not increase) amounts payable under such performance-based awards based upon the achievement under a second set of performance objectives, which are, in the case of annual incentive compensation, the adjusted operating profit performance metric and the individual component discussed above, and, in the case of long-term incentive compensation, the adjusted operating profit metric discussed above. The computation of adjusted operating profit for purposes of these targets will be subject to Committee discretion to make such adjustments that the Committee determines to be appropriate.
Stockholder Advisory Vote on Executive Compensation; Stockholder Outreach
At our 2014 Annual Meeting, we held an advisory vote on executive compensation (“say-on-pay” vote). Under our Certificate of Incorporation, the say-on-pay vote is an item on which our Class B stockholders vote, and the Class B stockholders overwhelmingly supported the say-on-pay proposal in 2014. In addition, members of management have, at the direction of the Board and the Compensation Committee, participated in calls with representatives of significant stockholders to solicit their feedback on executive compensation matters. The Committee considers the results of the say-on-pay vote as well as the views of other stockholders in designing executive compensation.

THE NEW YORK TIMES COMPANY – P. 47

Summary Compensation Table
The following table provides information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer, and the three other most highly compensated executive officers for fiscal 2014.
A significant amount of 2014 compensation (in “Stock Awards”) consisted of the grant date fair value of the performance awards that will not vest until the end of 2016. In addition, 2014 compensation includes the aggregate increase in 2014 of the actuarial present value of each named executive officer’s accumulated benefit under the Pension Plan and SERP, both of which were frozen effective December 31, 2009. These amounts (in “Change in Pension Value and Nonqualified Deferred Compensation Earnings”) do not represent cash payments and have no impact on the amount an individual will receive under these plans. For a complete understanding of the table, please read the footnotes that accompany the table as well as the “Compensation Discussion and Analysis.”

Name and Principal Position	Fiscal Year	Salary ($)[1]	Bonus ($)	Stock Awards ($)[2]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Arthur Sulzberger, Jr., Chairman and Publisher, The New York Times	2014	1,087,000	—	2,005,728	—	2,255,890	1,305,155	186,405	6,840,178
	2013	1,087,000	—	2,064,194	—	2,064,009	372	95,931	5,311,506
	2012	1,107,904	—	—	696,338	3,858,848	1,169,830	63,691	6,896,611
Mark Thompson, President and Chief Executive Officer[6]	2014	1,000,000	—	2,264,272	—	1,075,000	—	176,257	4,515,529
	2013	1,000,000	—	2,064,194	—	1,455,000	—	56,226	4,575,420
	2012	96,154	136,111	1,499,993	1,500,000	—	—	66,686	3,298,944
Michael Golden, Vice Chairman	2014	627,000	—	528,183	—	752,268	660,053	99,155	2,666,659
	2013	627,000	—	543,571	—	763,025	163	46,200	1,979,959
	2012	639,058	—	—	179,202	991,608	529,891	53,476	2,393,235
James M. Follo, Executive Vice President and Chief Financial Officer	2014	543,537	—	1,382,474	—	704,217	16,562	73,063	2,719,853
	2013	534,694	—	543,571	—	669,011	118	42,260	1,789,654
	2012	541,502	—	176,768	178,924	960,229	13,887	36,290	1,907,600
Kenneth A. Richieri, Executive Vice President and General Counsel	2014	457,345	—	344,318	—	464,878	343,405	71,410	1,681,356
	2013	449,904	—	354,353	—	441,148	83	51,321	1,296,809
	2012	455,633	—	141,414	116,875	715,174	310,044	46,337	1,785,477

1.	The fiscal year ended December 30, 2012, was a 53-week fiscal year, and the salary amounts for that year reflect an extra week of salary earned.

2.
In accordance with SEC proxy disclosure rules, included in the “Stock Awards” and “Option Awards” columns are the aggregate grant date fair values of restricted stock units, stock options, the stock-settled portion of 2014-2016 and 2013-2015 performance awards, and sign-on performance stock awarded to Mr. Thompson in 2012, in each case computed in accordance with FASB ASC Topic 718. For Messrs. Thompson and Follo, the amounts shown in the “Stock Awards” column for 2014 also include the value of stock-settled restricted stock units granted as partial compensation for the retirement income lost as a result of the cessation of SESP contributions. See “—Compensation Discussion and Analysis—Other Elements of Executive Compensation.”

For a discussion of the assumptions used in computing these valuations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 15 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 28, 2014. The grant date fair value of an award reflects the accounting expense and may not represent the actual value that will be realized. For 2014, the grant date fair value of the stock-settled portion of 2014-2016 performance awards included in the table is based upon target payouts. The grant date fair value of the maximum potential payouts of the portion of the awards based on adjusted operating profit (but not the portion based on relative TSR) would be as

P. 48 – THE NEW YORK TIMES COMPANY

follows: Mr. Sulzberger, Jr., $1,800,000; Mr. Thompson, $1,800,000; Mr. Golden, $474,000; Mr. Follo, $474,000; and Mr. Richieri, $309,000.

3.	The “Non-Equity Incentive Plan Compensation” column reflects payments in connection with our annual incentive and long-term performance awards as follows:

Name	Annual Incentive Awards	Long-Term Performance Award (2012-2014 Cycle)
Arthur Sulzberger, Jr.	1,168,525	1,087,365
Mark Thompson	1,075,000	—
Michael Golden	471,818	280,450
James M. Follo	423,767	280,450
Kenneth A. Richieri	282,053	182,825

4.
The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for 2014 includes the aggregate increase in the actuarial present value of each named executive officer’s accumulated benefit under the Pension Plan and the SERP accrued during 2014 as follows: Mr. Sulzberger, Jr., $1,302,776; Mr. Golden, $659,002; Mr. Follo, $15,765; and Mr. Richieri, $342,843.

The increases in actuarial present value are for the most part a function of the assumed discount rate and the adoption in 2014 of new mortality tables, which assume longer lives. As the pension benefit may generally only be paid in the form of an annuity, and not as a lump sum, a change in the present value has no impact on the amount an individual will receive. The Company froze the Pension Plan and the SERP effective December 31, 2009, and accordingly, the anticipated annual Pension Plan and SERP payments to the named executive officers have not increased since December 31, 2009.
The calculation of the actuarial present value of accumulated benefits assumes a discount rate as of December 28, 2014, of 4.05% for the Pension Plan and 3.90% for the SERP, and a discount rate as of December 29, 2013, of 4.90% for the Pension Plan and 4.65% for the SERP. For a discussion of the assumptions used in calculating the actuarial present value, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 9 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 28, 2014.
The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for 2014 also includes above-market interest credited to each named executive officer’s account for calendar year 2014 under the terms of the Restoration Plan as follows: Mr. Sulzberger, Jr., $2,379; Mr. Golden, $1,051; Mr. Follo, $797; and Mr. Richieri, $562. Under the terms of the plan, participants’ accounts are credited with interest based on the yield of the Barclays Capital Long Credit Index, or a successor index. The interest rate for 2014 was 5.09%, which is considered above-market under SEC proxy disclosure rules as it is greater than 120% of the applicable federal long-term rate. Only the portion of the credited interest consisting of above-market payments are included in the above table. See “—Nonqualified Deferred Compensation” below for a discussion of the terms of the Restoration Plan.
The same interest rate as applied to the Restoration Plan applied to the named executive officers’ accounts under the SESP, but for the reasons discussed below in footnote 5, this column does not reflect any portion of the interest credited to the SESP account.
Under the DEC, participants are allowed to defer portions of their salary and annual and long-term awards. These deferrals are credited with earnings based on the rates of return earned by various third-party mutual funds offered under the DEC from time to time and selected by the participant. The DEC does not provide for earnings at above-market or preferential rates. As a result, no earnings related to the DEC are included in this column. See “—Nonqualified Deferred Compensation” below for a discussion of the terms of the DEC.

THE NEW YORK TIMES COMPANY – P. 49

5.
The table below shows the 2014 components of the “All Other Compensation” column, which include perquisites, Company contributions to the Company 401(k) Plan and the Company credit to each named executive officer’s account under the Restoration Plan (together with the Company 401(k) Plan, the “Savings Plans”) and life insurance premiums.

Name	Perquisites[a]	Contributions to Savings Plans[b]	Life Insurance Premiums[c]
Arthur Sulzberger, Jr.	$16,073	$167,824	$2,508
Mark Thompson	18,941	154,808	2,508
Michael Golden	15,000	82,583	1,572
James M. Follo	—	71,721	1,342
Kenneth A. Richieri	15,000	55,281	1,129

(a)
Amounts for each named executive officer, other than Mr. Follo, reflect the incremental cost to the Company of financial planning services ($15,000) in 2014. The amount for Mr. Sulzberger, Jr. also includes the cost of an executive physical, and the amount for Mr. Thompson also includes reimbursement for relocation expenses.

(b)
Amounts represent Company matching contributions (up to Internal Revenue Service limits) with respect to named executive officers’ deferrals to the Company 401(k) Plan, a discretionary profit-sharing contribution to the Company 401(k) Plan and our credits to the named executive officers’ accounts under the Restoration Plan. See “—Nonqualified Deferred Compensation—Restoration Plan.”

(c)
We pay premiums for basic life insurance for eligible employees, including our executive officers. Coverage is equal to an employee’s annual salary, with a minimum of $20,000 and a maximum of $1 million.

The “All Other Compensation” column does not reflect credits to each named executive officer’s account under the SESP. Under the terms of the SESP, a notional credit is made annually to each named executive officer’s account (and such accounts are further credited with interest). However, in no event may the sum of the benefits payable under the SESP and the frozen SERP exceed the value of the SERP benefit that the participant would have received had the SERP not been frozen as of December 31, 2009. As a result, until a SESP participant with a SERP benefit retires, it is not possible to calculate the amount of such participant’s notional SESP account that would be actually payable to the participant, and accordingly, the Company has not reflected such notional credits in column (i). See “—Nonqualified Deferred Compensation” for a description of the SESP and for the amount credited to the account of each named executive officer’s account during 2014, and in total. In addition, see “—Potential Payments Upon Termination or Change in Control” for a description of amounts payable to the named executive officers under the Pension Plan, the SERP and the SESP, assuming a retirement on December 28, 2014, the last day of our 2014 fiscal year.

6.	Mr. Thompson became President and Chief Executive Officer effective November 12, 2012.

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Grants of Plan-Based Awards
The table below summarizes grants of annual incentive awards and long-term performance awards to our named executive officers in 2014. The footnotes below the table provide additional detail on these awards.

								All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Arthur Sulzberger, Jr.	2/20/14[1]	0	1,087,000	2,174,000
	2/20/14[2]	450,000	900,000	1,800,000
	2/20/14[3]					127,893	255,786		2,005,728
Mark Thompson	2/20/14[1]	0	1,000,000	2,000,000
	2/20/14[2]	450,000	900,000	1,800,000
	2/20/14[3]					127,893	255,786		2,005,728
	2/20/14[4]							6,798	99,931
	2/20/14[5]							10,790	158,613
Michael Golden	2/20/14[1]	0	438,900	877,800
	2/20/14[2]	118,500	237,000	474,000
	2/20/14[3]					33,679	67,358		528,183
James M. Follo	2/20/14[1]	0	381,772	763,544
	2/20/14[2]	118,500	237,000	474,000
	2/20/14[3]					33,679	67,358		528,183
	2/20/14[5]							58,115	854,291
Kenneth A. Richieri	2/20/14[1]	0	252,396	504,792
	2/20/14[2]	77,250	154,500	309,000
	2/20/14[3]					21,955	43,910		344,318

1.
Annual incentive award: Threshold, target and maximum amounts in connection with our 2014 annual incentive award program. The actual amounts that were paid are included in the Summary Compensation Table under column (g) for 2014. See “—Compensation Discussion and Analysis” for a description of the targets and the level of achievement for 2014.

2.
2014-2016 performance award (cash-settled): Threshold, target and maximum amounts in connection with cash-settled performance awards for the 2014-2016 cycle. Threshold amounts reflect the minimum amount payable for a certain level of performance. No payment is made for performance below such enumerated level. The actual amount that will be paid will depend on cumulative adjusted operating profit over the three-year period and will range from $0 to the maximum amount, depending on performance. See “—Compensation Discussion and Analysis” for a description of the performance measure.

3.
2014-2016 performance award (stock-settled): Threshold, target and maximum amounts in connection with stock-settled performance awards for the 2014-2016 cycle. Threshold amounts reflect the minimum amount payable for a certain level of performance. No payment is made for performance below such enumerated level. The actual number of shares that will be issued will depend on two performance measures, cumulative adjusted operating profit and total stockholder return relative to companies in the Standard & Poor’s 500 Stock Index, over the three-year period. The aggregate grant date fair value of this award, as set out in column (l), is included in the Summary Compensation Table under column (e) for 2014. See “—Compensation Discussion and Analysis” for a description of the performance measures.

Column (l) shows the grant date fair values of stock-settled 2014-2016 performance awards, as estimated for financial reporting purposes. These amounts reflect accounting expenses and may not represent the actual value

THE NEW YORK TIMES COMPANY – P. 51

that will be realized. The grant date fair value for the performance awards measured against the cumulative adjusted operating profit metric is calculated based on the average of the high and low stock prices on the grant date and was $14.70. The grant date fair value for the performance awards measured against the relative total stockholder return metric is calculated on the grant date using a Monte Carlo valuation by an independent third party and was $16.42.

4.
The Committee awarded Mr. Thompson 6,798 stock-settled restricted stock units in February 2014 in recognition of his leadership since becoming President and Chief Executive Officer in November 2012. Column (l) shows the grant date fair value of such stock-settled restricted stock units ($14.70 per restricted stock unit), as estimated for financial reporting purposes. This amount reflects accounting expense and may not represent the actual value that will be realized upon vesting of the restricted stock units.

5.
The Committee awarded Mr. Thompson and Mr. Follo 10,790 and 58,115 stock-settled restricted stock units, respectively, as partial compensation for retirement income lost as a result of certain changes to the Company’s SESP. Column (l) shows the grant date fair values of such stock-settled restricted stock units ($14.70 per restricted stock unit), as estimated for financial reporting purposes. These amounts reflect accounting expense and may not represent the actual value that will be realized upon vesting of the restricted stock units.

Employment Agreement with Mark Thompson
On November 12, 2012, Mr. Thompson became the Company’s President and Chief Executive Officer. In connection with his appointment, Mr. Thompson and the Company entered into the Employment Agreement. Mr. Thompson’s compensation arrangement was a result of arm’s-length negotiations. In negotiating and approving Mr. Thompson’s compensation, the Board retained Frederic W. Cook & Co., Inc., an independent compensation consultant, as well as separate legal counsel. In developing the compensation arrangement, the Board considered the same executive compensation objectives used for our other executives.
The Employment Agreement provides that Mr. Thompson is to hold the position of Chief Executive Officer and President, with such duties and responsibilities as are commensurate with such a position. Mr. Thompson’s employment is at-will (subject, however, to the provisions regarding his compensation in the event of termination on or before November 12, 2015, the third anniversary of employment commencement date, as described below).
Under the terms of his Employment Agreement, Mr. Thompson is entitled to a base salary, annual and long-term incentive compensation, and participation in our employee welfare and benefit plans in accordance with their terms, in each case, on the same terms applicable to other senior executive officers. In addition, he is entitled to severance as follows:

•
In the event Mr. Thompson’s employment is terminated by the Company without Cause and other than as a result of death or Disability or he resigns for Good Reason, in each case, on or prior to the third anniversary of his employment commencement date (November 12, 2015), under the Employment Agreement, he will generally be entitled to receive (i) an amount equal to 1.25 times the sum of his base salary and target incentive award, (ii) a prorated annual incentive award earned for the year of termination based on actual performance for the entire year and paid at the same time as annual incentive awards to active executives, and (iii) reimbursements for the actual cost of COBRA coverage in excess of the amount that similarly situated active employees pay for the same levels of coverage as elected by him for up to 15 months after termination. In the event Mr. Thompson’s employment terminates as a result of his death or Disability, in addition to any other benefits he may be entitled to under the Company’s welfare and benefit plans in accordance with their terms, he (or his estate) will be entitled to payment of the amounts described above in clause (ii) and to the reimbursement described above in clause (iii) for a period of 12 months.

Mr. Thompson does not participate in the Pension Plan or the SERP, which were frozen effective December 31, 2009, prior to his joining the Company.
In connection with his appointment, Mr. Thompson received a one-time equity sign-on incentive award (the “Sign-On Incentive Award”) with an aggregate value of $3 million structured as follows:

•
50% was in the form of a performance-based stock award of 180,940 target shares of Class A stock (“Sign-On Performance Stock”). The Sign-On Performance Stock has a 36-month performance period beginning on December 1, 2012, and ending on November 30, 2015, with vesting based on the Company’s total stockholder return relative to the total stockholder return of those companies in the Standard & Poor’s 500 Stock Index at

P. 52 – THE NEW YORK TIMES COMPANY

the start of the performance period, measured over the performance period. Actual payout of the Sign-On Performance Stock will range from zero to 200% of the target shares depending on the level of achievement. No dividends or dividend equivalents are earned or paid with respect to the Sign-On Performance Stock.

•
The remaining 50% was an award of options to purchase 385,604 shares of the Company’s Class A stock at $8.28 per share, the market value as of the November 12, 2012 grant date (“Sign-On Options”). The Sign-On Options have a term of 10 years and began vesting in three equal annual installments on November 12, 2013.

See “—Potential Payments Upon Termination or Change of Control” for a description of the terms applicable to Mr. Thompson’s Sign-on Incentive Award upon a termination of his employment.

THE NEW YORK TIMES COMPANY – P. 53

Outstanding Equity Awards at Fiscal Year-End
The following table shows outstanding stock options, SARs, restricted stock units and performance awards as of December 28, 2014.

	Option Awards[1]				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#)(b)	Number of Securities Underlying Unexercised Options Unexercisable (#)(c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested[2] (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested[2] ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3] (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($)(j)
Arthur Sulzberger, Jr.[5]							353,699	4,803,232
	138,575	69,287	7.215	2/16/2022
	165,735		10.455	2/17/2021
	181,650		11.130	2/18/2020
	340,000		3.625	2/19/2019
	100,000		3.625	2/19/2019
	150,000		27.445	12/20/2015
Mark Thompson[6]							534,639	7,260,398
	257,069	128,535	8.280	11/12/2022	17,588	238,845
Michael Golden							93,141	1,264,855
	35,662	17,831	7.215	2/16/2022
	42,751		10.455	2/17/2021
	42,000		11.130	2/18/2020
	76,667		3.625	2/19/2019
	60,000		27.445	12/20/2015
James M. Follo							93,141	1,264,855
	35,607	17,803	7.215	2/16/2022	82,615	1,121,912
	42,751		10.455	2/17/2021
	42,000		11.130	2/18/2020
	115,000		3.625	2/19/2019
	100,000		20.235	2/21/2018
	54,000		23.865	2/2/2017
Kenneth A. Richieri							60,719	824,564
	23,259	11,629	7.215	2/16/2022	19,600	266,168
	29,741		10.455	2/17/2021
	37,275		11.130	2/18/2020
	90,000		3.625	2/19/2019
	85,000		20.235	2/21/2018
	60,000		23.830	12/14/2016
	14,835		27.445	12/20/2015

1.
Stock options granted to these executives before 2009 became exercisable in four equal annual installments and have a term of ten years. Stock options granted beginning in 2009 become exercisable in three equal annual installments and have a term of ten years.

P. 54 – THE NEW YORK TIMES COMPANY

2.	Market value at December 26, 2014 ($13.58 per share), the last trading day of our 2014 fiscal year. The following table shows the grant and vesting dates of the restricted stock unit awards.

Name	Restricted Stock Units	Grant Date	Vesting Date
Arthur Sulzberger, Jr.	—	—	—
Mark Thompson	10,790	2/20/2014	(a)
	6,798	2/20/2014	2/20/2017
Michael Golden	—	—	—
James M. Follo	58,115	2/20/2014	(a)
	24,500	2/16/2012	2/16/2015
Kenneth A. Richieri	19,600	2/16/2012	2/16/2015
(a)    These restricted stock units vest ratably over five years.

3.
Represents the number of shares of Class A stock subject to outstanding stock-settled 2014-2016 and 2013-2015 performance awards at a target payout (and, in addition, for Mr. Thompson, his Sign-On Performance Stock). The actual number of shares that will be issued will depend on two performance measures, a financial measure tied to cumulative adjusted EBITDA or adjusted operating profit, and total stockholder return relative to companies in the Standard & Poor’s 500 Stock Index, over the three-year period. See “—Compensation Discussion and Analysis” for a description of the performance measures.

4.	Market value at December 26, 2014 ($13.58 per share), the last trading day of our 2014 fiscal year.

5.	Mr. Sulzberger, Jr. has transferred 75,000 stock options, expiring December 20, 2015, and included in the table above, to his former wife.

6.
In connection with his appointment as President and Chief Executive Officer, pursuant to his Employment Agreement, Mr. Thompson received a one-time Sign-On Incentive Award consisting of a Sign-On Performance Stock award of 180,940 target shares of Class A stock and Sign-On Options to purchase 385,604 shares of Class A stock. See “—Employment Agreement with Mark Thompson” for a description of the Employment Agreement.

Option Exercises and Stock Vested
The following table shows amounts received upon the exercise of options and vesting of restricted stock units during the fiscal year ended December 28, 2014.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#)[1] (d)	Value Realized on Vesting ($)[2] (e)
Arthur Sulzberger, Jr.			73,413	1,064,489
Mark Thompson
Michael Golden[3]	38,333	491,329	19,033	275,979
James M. Follo			19,033	275,979
Kenneth A. Richieri			13,241	191,995

1.	Amounts included in this column relate to stock-settled restricted stock units granted on February 17, 2011, which vested on February 17, 2014.

2.
Represents the market value of shares of Class A stock as of February 14, 2014 ($14.50), the last trading day before the February 17, 2014, vesting of stock-settled restricted stock units granted February 17, 2011.

3.
Value realized under “Option Awards” represents the difference between the market price of Class A stock ($16.44) on March 5, 2014, the date of exercise, and the exercise price of the options (38,333 options, $3.625 exercise price).

THE NEW YORK TIMES COMPANY – P. 55

Pension Benefits
The following table shows the number of years of credited service and the actuarial present value of accumulated benefit under the Pension Plan and the SERP as of December 31, 2014, the measurement date for each plan. The present value amounts are estimates only, and do not necessarily reflect the actual amounts that will be paid to the named executive officers. Mr. Thompson does not participate in the Pension Plan or the SERP, which were frozen effective December 31, 2009, prior to his joining the Company.

Name (a)	Plan Name (b)	Number of Years Credited Service (#)[1] (c)	Present Value of Accumulated Benefit ($)[2] (d)	Payments During Last Fiscal Year ($) (e)
Arthur Sulzberger, Jr.	Pension Plan	31	1,279,075	0
	SERP	31	12,448,387	0
Michael Golden	Pension Plan	25	1,091,083	0
	SERP	25	5,647,911	0
James M. Follo[3]	Pension Plan	3	69,872	0
	SERP	3	0	0
Kenneth A. Richieri	Pension Plan	27	1,190,405	0
	SERP	27	2,340,755	0

1.	Because the Pension Plan and the SERP were frozen effective December 31, 2009, years of credited service for purpose of calculating benefits are determined as of that date.

2.
The assumed retirement age used to calculate the actuarial present value of each named executive officer’s accumulated benefit is the age at which the named executive officer would be eligible to receive unreduced benefits. Under the Pension Plan, Mr. Sulzberger, Jr. and Mr. Richieri became eligible to receive unreduced benefits at age 62 with 30 years of service, and Mr. Golden became eligible at age 65. Mr. Follo would be eligible to receive unreduced benefits at age 65.

Under the SERP, each named executive officer, other than Mr. Thompson, would be eligible to receive unreduced benefits at age 60 with 10 years of service. The unreduced SERP benefit will make up any reduction in the Pension Plan benefit attributable to early retirement under the Pension Plan.
For a discussion of the assumptions used in calculating the valuation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 9 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 28, 2014.

3.	Mr. Follo is eligible for early retirement under the Pension Plan, but has not vested under the SERP, which requires 10 years of service.
Pension Plan
The Pension Plan is a defined benefit pension plan that is intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code. Employees who were hired prior to January 1, 2009, were at least 21 years old and were not covered by a collective bargaining agreement became eligible to participate in the Pension Plan after completing one year of service, during which they rendered at least 1,000 hours of service. Effective December 31, 2009, the Company froze the Pension Plan, meaning no additional benefits accrue after that date. All of the named executive officers are participants other than Mr. Thompson, who joined the Company after the Pension Plan was frozen.
Computation of Pension Plan Benefits
Previously accrued benefits are determined under a formula that provides an annuity benefit at normal retirement age (65). This amount is the sum of:

•	1 1/2% of final average earnings (as of December 31, 2008) times years of service up to 25 years (as of December 31, 2008), plus

P. 56 – THE NEW YORK TIMES COMPANY

•	5/8% of final average earnings (as of December 31, 2008) times years of service in excess of 25 years up to 40 years (as of December 31, 2008), plus

•	5/8% of final average earnings (as of December 31, 2009) times years of service after December 31, 2008, and prior to January 1, 2010;
provided no more than 40 years of service in total may be used in the formula. However, if greater, the annual annuity benefit at normal retirement age is 1.1% of final average earnings (as of December 31, 2009) times years of service (as of December 31, 2009) up to 40 years.
“Final average earnings” are based on the highest 60 consecutive calendar months of earnings during the 120 consecutive months before December 31, 2008 or December 31, 2009, as applicable. For this purpose, earnings include total earnings from base salary, annual cash bonuses, and sales commissions, if any, but are limited each year in accordance with Internal Revenue Service rules ($245,000 in 2009, the last relevant year).
Payment of Benefits
Benefits are payable at age 65 (unless the participant is eligible for early retirement and elects to commence payment before age 65). The normal payment form is a straight life annuity for unmarried participants and a subsidized joint and 50% spouse’s annuity for married participants. A variety of other payment forms are available. A participant generally may not elect to receive retirement benefits in a single lump-sum payment.
Early Retirement
Reduced benefits are available to participants retiring after age 55 with at least five years of service.
Age and Service Credits
We do not have a policy of granting additional age or service credit under the Pension Plan, although the Company has, on an ad hoc basis, amended the Pension Plan to grant age and/or service credits to specific groups of employees in connection with divestitures or in connection with employees who elected to be covered by a voluntary buyout plan. None of our named executive officers have been granted age or service credits under the Pension Plan beyond their actual service.
Supplemental Executive Retirement Plan
The SERP is a frozen nonqualified defined benefit pension plan. Like the Pension Plan, the SERP was amended effective December 31, 2009, to discontinue future benefit accruals. All of the named executive officers are participants other than Mr. Thompson, who joined the Company after the SERP was frozen.
SERP Benefits
SERP retirement benefits are based on a participant’s years of service with the Company and final average earnings, both determined as of December 31, 2009. Final average earnings for purposes of the SERP are computed the same way as under the Pension Plan, except that there is no annual limit on the amount of earnings that can be taken into account when computing SERP benefits. A participant vests in his or her SERP benefit upon attaining age 55 and completing 10 years of service. The normal payment form is the straight life annuity for unmarried participants and subsidized joint and 50% spouse’s annuity for married participants. A variety of other payment forms are available, all actuarially equivalent in value. A participant generally may not elect to receive a lump-sum payment. Distributions are subject to compliance with Section 409A of the Internal Revenue Code. All participants are subject to non-competition restrictions for the duration of the period during which the participant is receiving benefits under the SERP.
Normal Retirement
The annual SERP retirement benefit payable at normal retirement age (age 65) to a participant with at least 20 years of service as of December 31, 2009 is equal to 50% of “final average earnings” as of December 31, 2009, minus the benefits payable under the Pension Plan at age 65. Messrs. Sulzberger, Jr., Golden and Richieri each had at least 20 years of service as of December 31, 2009.
Participants with less than 20 years of service as of December 31, 2008, receive an annual SERP retirement benefit payable at normal retirement age (age 65) equal to (a) 2.5% of final average earnings as of December 31, 2009 for each year of service as of December 31, 2008, plus (b) 2.2% of final average earnings as of December 31, 2009 for

THE NEW YORK TIMES COMPANY – P. 57

each year of service after December 31, 2008 and prior to January 1, 2010, provided that the aggregate years of service shall not exceed 20 years of service, minus (c) benefits under the Pension Plan at age 65. Mr. Follo has less than 20 years of service, and accordingly his benefits will be determined at the reduced rate. Mr. Thompson, who joined the Company after the SERP was frozen, is not a participant.
Early Retirement
A SERP participant who retires between the ages of 60 and 65 with 10 or more years of service will receive a benefit based on the participant’s service and final average earnings at December 31, 2009. This benefit will not be reduced because of early commencement. However, the benefit of a SERP participant who retires with 10 or more years of service between ages 55 and 60 will be reduced by 1/3 of 1% for each month benefits commence prior to age 60.
Nonqualified Deferred Compensation
The following table shows Company and participant contributions, earnings and balances as of year-end under the Restoration Plan, SESP and DEC. The Restoration Plan and the SESP operate on a calendar year basis and accordingly information is presented for calendar year 2014 rather than the Company’s fiscal year.

Name (a)	Plan	Executive Contributions in Last FY ($)[1] (b)	Registrant Contributions in Last FY ($)[2] (c)	Aggregate Earnings in Last FY ($)[3] (d)	Aggregate Withdrawals/ Distributions in Last FY ($)[4] (e)	Aggregate Balance at Last FYE ($) (f)
Arthur Sulzberger, Jr.	Restoration Plan	0	57,325	12,312	0	265,542
	SESP[5]	0	216,585	46,202	0	996,161
	DEC	0	0	927	(288,567)	0
	Total	0	273,910	59,441	(288,567)	1,261,703
Mark Thompson	Restoration Plan	0	0	0	0	0
	SESP[5]	0	3,846	158	0	4,004
	DEC	0	0	0	0	0
	Total	0	3,846	158	0	4,004
Michael Golden	Restoration Plan	0	24,228	5,441	0	117,138
	SESP[5]	0	106,261	23,284	0	501,464
	DEC	0	0	0	0	0
	Total	0	130,489	28,725	0	618,602
James M. Follo	Restoration Plan	0	20,518	4,117	0	89,062
	SESP[5]	0	187,785	37,737	0	815,751
	DEC	0	0	0	0	0
	Total	0	208,303	41,854	0	904,813
Kenneth A. Richieri	Restoration Plan	0	14,792	2,904	0	62,887
	SESP[5]	0	74,808	14,823	0	320,625
	DEC	0	0	17,185	(121,195)	365,296
	Total	0	89,600	34,912	(121,195)	748,808

1.	Participants are not permitted to make contributions under the Restoration Plan or the SESP.

2.
The Company’s contributions to the named executive officers’ accounts under the Restoration Plan are included in column (i), and the portion of earnings credited to such account that are above-market earnings under SEC rules are included in column (h), of the Summary Compensation Table. See footnotes 4 and 5 to the Summary Compensation Table.

P. 58 – THE NEW YORK TIMES COMPANY

3.
Participants’ accounts under the Restoration Plan and the SESP are credited with interest on a daily basis at a rate based on the yield of the Barclays Capital Long Credit Index, or a successor index, as of the last business day in October of the preceding plan year. For 2014, the interest rate was 5.09%. Amounts deferred under the DEC earn returns at a rate equal to the returns earned by several widely held third-party mutual funds, as elected by the participant. Earnings may increase or decrease depending on the performance of the elected investments.

4.	Represents optional withdrawals from the DEC of compensation previously deferred by the named executive.

5.
The amounts included in the table for each named executive officer for the SESP represent notional credits made to the named executive officer’s account during 2014, interest credited to account balances and the account balances as of the end of the year. Under the terms of the SESP, in no event may the sum of the benefits payable under the SESP and the frozen SERP exceed the value of the SERP benefit that the participant would have received had the SERP not been frozen as of December 31, 2009. As a result, until a SESP participant retires, it is not possible to calculate the amount of such participant’s notional SESP account that would actually be payable to the participant. See “—Potential Payments Upon Termination or Change in Control” for a description of amounts payable to the named executive officers under the Pension Plan, the SERP and the SESP, assuming a retirement on December 28, 2014, the last day of our 2014 fiscal year.

Restoration Plan
Effective January 1, 2014, participants in the Company 401(k) plan receive a 100% Company matching contribution on their deferrals up to 6% of earnings each pay period (up to applicable limits under the Internal Revenue Code). Under the Restoration Plan, participants, including executive officers, receive a contribution of 6% of a participant’s earnings in excess of the amount of compensation that can be taken into account under the Company 401(k) Plan.
The Company credits participants’ accounts with interest daily based on the yield of the Barclays Capital Long Credit Index, or a successor index.
Participants vest in their accounts pursuant to a five-year graded vesting schedule or, upon a change in control, death, disability, retirement or attainment of age 65 while employed, become 100% vested. Upon termination of employment, participants will receive a lump-sum payment of their vested account balances under the Restoration Plan. Distributions are subject to compliance with Section 409A of the Internal Revenue Code.
Supplemental Executive Savings Plan
The named executive officers are participants in the SESP, which was frozen effective for plan years commencing after December 31, 2013. For plan years through 2013, a SESP participant’s account was credited each year with a “supplemental contribution” equal to (i) 10% of his or her compensation for those who were SERP participants on December 31, 2009, or (ii) 5% for those who were not SERP participants on December 31, 2009. Certain participants, including Mr. Follo, were eligible for a “transition credit” equal to 10% of their compensation. Effective for plan years commencing after December 31, 2013, the Company has amended the SESP to discontinue all future supplemental contributions and transition credits. No other executive may be designated as a participant in the now frozen plan.
Participants vest in their benefit upon attaining age 55 and completing 10 years of service or upon a change in control. Upon termination of employment, participants receive a lump-sum payment of their vested account balances under the SESP. Distributions are subject to compliance with Section 409A of the Internal Revenue Code.
Deferred Executive Compensation Plan
Certain of the named executive officers participate in the DEC.
Permitted Deferrals
Under the DEC, participants are currently allowed to defer up to:

•	33% of their base salary;

•	85% of their annual incentive award/bonus;

•	85% of their long-term performance awards; and

•	85% of amount payable to them, if any, under our advertising and circulation sales incentive plan.

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Also, any participant who is a “covered employee,” as defined in Section 162(m) of the Internal Revenue Code, may defer 100% of any bonus (annual incentive award) if the bonus would cause the participant’s compensation to exceed the deductible amount under Section 162(m) of the Internal Revenue Code.
Earnings on Deferrals
DEC deferrals are credited with earnings based on the rates of return earned by various well-known third-party mutual funds offered under the DEC from time to time.
When a participant makes a deferral, the participant elects which of the available mutual funds will be used to measure earnings on the deferral. A participant can change his or her earnings election at any time through our third-party administrator. There are no restrictions on the frequency of changes, and any election changes are applied prospectively only. Currently, we offer participants the choice of 11 investment funds to measure earnings under the DEC. For 2014, the rates of return for these funds ranged from (5.66)% to 13.64%.
Distributions of Deferrals
When a participant elects to make a deferral, the participant must also elect the duration of the deferral period. The deferral period can be no less than two years and no more than 15 years. (A participant may subsequently elect to extend the deferral period for a minimum of five and a maximum of 15 additional years if he or she continues to be employed. A terminated participant may elect to extend the deferral period if he or she terminates employment on or after attaining age 55 and completing at least 10 years of service or incurs a total and permanent disability. In all cases, participants can extend the deferral period if requirements specified in the DEC are met.) At the same time, a participant must also elect the form in which the deferral will be paid. The choices are a single lump-sum payment, five, 10 or 15 substantially equal annual installments, or a combination of a lump sum and annual installments. Regardless of any deferral and payment elections a participant has in effect, the executive’s entire DEC account balance will be paid to the participant in a single lump sum upon a change of control of the Company.
Potential Payments Upon Termination or Change in Control
The following table sets out the compensation for the named executive officers assuming, as of the last day of the 2014 fiscal year, a termination of employment as a result of a termination, resignation, or death, disability or retirement; a change in control; or a termination following a change in control. In the case of Mr. Thompson, treatment of his compensation in these scenarios is primarily governed by the terms of his Employment Agreement, the operative provisions of which expire on the third anniversary of his employment commencement date, November 12, 2015. See “—Employment Agreement with Mark Thompson.” We have no employment agreements with any other named executive officer. However, the terms of certain elements of compensation to executive officers are treated differently under various termination of employment scenarios or upon a change in control. The following describes how elements of compensation are handled for the named executive officers, assuming termination as of December 28, 2014, the last day of our 2014 fiscal year. For an explanation of the impact of a change in control, see footnote 2 to the table below.

•	Base salary—Base salary is paid through the last day worked, regardless of the reason for termination of employment.

•
Annual incentive awards—Participants in the annual incentive award program are generally entitled to a prorated portion of the relevant payment if terminated because of death, disability or retirement. Such payment is made if, as and when such annual incentive awards are paid to other participants. In all other instances, a participant must be employed by the Company on the date of payment in order to receive an annual incentive award.

•	Long-term performance awards—Treatment depends on the reason for termination of employment.

◦
Death, disability or retirement—An individual will be entitled to receive a prorated payout at the end of the performance period based upon the number of days during the performance period that the individual is considered to be an active employee. Payments are made at the end of the performance cycle if, as and when such performance awards are paid to other participants.

◦	Termination—In all other instances, all performance awards will be canceled upon the termination.

•	Stock options—Treatment depends on the reason for termination of employment.

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◦	Death, disability or retirement—Unvested options will generally become exercisable immediately upon death, disability or retirement and remain exercisable until their expiration date.

◦
Termination—In all other instances, all stock options that are not vested are forfeited effective upon the date of termination. Vested stock options are exercisable for up to one year, not to extend beyond the original expiration date.

•	Restricted stock units—Treatment depends on the reason for termination of employment.

◦	Death, disability or retirement—Generally, restricted stock units immediately vest (subject to applicable tax regulations).

◦	Termination—In all other instances, all restricted stock units that are not vested are forfeited effective upon the date of termination.
As an exception to the general rule, restricted stock units granted in 2014 to Mr. Thompson and Mr. Follo as partial compensation for retirement income lost as a result of certain changes to the SESP would be forfeited upon any termination of employment prior to vesting.

•	Retirement benefits (Pension Plan and SERP)—Benefits will be paid out upon retirement as described above under “—Pension Benefits.”

•
Nonqualified deferred compensation (Restoration Plan, SESP and DEC)—Upon termination of employment for any reason, participants in the Restoration Plan and the SESP (or their beneficiaries, in the event of death) receive a lump-sum payment of their vested account balance, reduced, in the case of the SESP, so that the sum of the benefits payable under the SESP and the SERP do not exceed the value of the SERP benefit that would have been received had the SERP not been frozen as of December 31, 2009. Upon termination of employment for any reason, a participant’s DEC account balance will be paid to the participant (or, in the case of the participant’s death, to the participant’s beneficiary) according to the deferral and payment elections then in effect. Upon a change in control of the Company, a participant’s entire DEC account balance will be paid to the participant in a single lump sum.

The following table and footnotes quantify the payments and benefits that each named executive officer would be required to be paid under the Company’s compensation programs upon various scenarios for termination of employment or a change in control of the Company as of December 28, 2014, the last day of our 2014 fiscal year.

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Payment Upon Termination or Change in Control Table

Name	Termination[1] ($)	Resignation[1] ($)	Death, Disability or Retirement ($)	Change in Control[2] ($)	Termination Upon Change in Control[1,2] ($)
Arthur Sulzberger, Jr.
Salary	0	0	0	0	0
Annual and long-term performance awards[3]	5,255,890	5,255,890	5,255,890	3,000,000	5,255,890
Stock options[4]	441,012	441,012	441,012	0	441,012
Restricted stock units[4]	0	0	0	0	0
Present value of Pension Plan and SERP benefits[5]	13,727,462	13,727,462	13,727,462	0	13,727,462
Nonqualified deferred compensation[6]	1,408,727	1,408,727	1,408,727	1,408,727	1,408,727
Mark Thompson[7]
Salary	0	0	0	0	0
Annual and long-term performance awards	1,041,667	0	4,075,000	3,000,000	4,500,000
Stock options[4]	87,721	0	681,236	0	87,721
Restricted stock units[4]	0	0	92,317	0	0
Present value of Pension Plan and SERP benefits	N/A	N/A	N/A	N/A	N/A
Nonqualified deferred compensation[6]	0	0	73,704	4,004	4,004
Severance benefits	3,591,479	0	13,183	0	3,591,479
Michael Golden
Salary	0	0	0	0	0
Annual and long-term performance awards[3]	1,542,268	1,542,268	1,542,268	790,000	1,542,268
Stock options[4]	113,494	113,494	113,494	0	113,494
Restricted stock units[4]	0	0	0	0	0
Present value of Pension Plan and SERP benefits[5]	6,738,994	6,738,994	6,738,994	0	6,738,994
Nonqualified deferred compensation[6]	680,385	680,385	680,385	680,385	680,385
James M. Follo
Salary	0	0	0	0	0
Annual and long-term performance awards[3]	1,494,217	1,494,217	1,494,217	790,000	1,494,217
Stock options[4]	113,316	113,316	113,316	0	113,316
Restricted stock units[4]	332,710	332,710	332,710	0	332,710
Present value of Pension Plan and SERP benefits[5]	77,244	77,244	77,244	0	77,244
Nonqualified deferred compensation[6]	139,983	139,983	139,983	955,734	955,734
Kenneth A. Richieri
Salary	0	0	0	0	0
Annual and long-term performance awards[3]	979,878	979,878	979,878	515,000	979,878
Stock options[4]	74,019	74,019	74,019	0	74,019
Restricted stock units[4]	266,168	266,168	266,168	0	266,168
Present value of Pension Plan and SERP benefits[5]	3,531,160	3,531,160	3,531,160	0	3,531,160
Nonqualified deferred compensation[6]	783,289	783,289	783,289	783,289	783,289

1.
Each of the named executive officers, other than Mr. Thompson, was eligible to retire as of December 28, 2014. Accordingly, payments to them upon any termination or resignation, including, except in the case of Mr. Follo, following a change in control, would be the same as upon retirement as set forth under “Death, Disability or Retirement.” In the case of Mr. Follo, upon a change in control and a termination following a change in control, he would receive the additional nonqualified deferred compensation described below in footnote 6.

2.	See footnote 7 for an explanation of the amounts shown for Mr. Thompson under “Change in Control” and “Termination Upon Change in Control.”

P. 62 – THE NEW YORK TIMES COMPANY

The Company has change-in-control provisions in the DEC, the Restoration Plan and the SESP. The amounts shown for “Nonqualified deferred compensation” under “Change in Control” represent amounts that would be paid as vested under such plans as described below.
Under the DEC, the executive’s entire DEC account balance would be paid in a single lump sum in the event of a change of control. For purposes of the DEC, a change of control will generally be deemed to occur if:

•
any person or group acquires Company stock that, together with stock they already hold, equals 50% or more of the fair market value of the Company’s outstanding common stock or that has the ability to elect 50% or more of the Company’s directors;

•	a majority of the Company’s directors are replaced during any 12-month period by directors who were not endorsed by a majority of the existing directors; or

•
any person or group acquires Company assets during any 12-month period that have a total fair market value equal to 40% or more of the total fair market value of all the Company’s assets immediately before the acquisition, except in certain limited circumstances described in the DEC.

Under the Restoration Plan and the SESP, participants vest in their accounts upon a change of control. A change of control will generally be deemed to occur:

•	if a person or group (other than a permitted holder) obtains the right or ability to elect or designate for election at least a majority of the Board; or

•
upon the consummation of any share exchange, consolidation or merger of the Company pursuant to which the Company’s common stock will be converted into cash, securities or other property or any sale, lease or other transfer of the consolidated assets of the Company and its subsidiaries substantially as an entirety; provided, however, that any such share exchange, consolidation or merger will not be a change of control if holders of the Company’s common stock immediately prior to such transaction collectively own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportion as such ownership immediately prior to such share exchange, consolidation or merger.

For awards under the 2010 Incentive Plan, upon a change in control, vesting of time-based awards will be accelerated only if and to the extent that the awards are not assumed, substituted, or replaced by the Company’s successor, and if time-based awards are assumed, substituted, or replaced, their vesting will accelerate only upon a subsequent involuntary termination of employment, other than on account of death, disability, retirement, or willful and gross misconduct or willful failure to perform services, within 12 months following the change in control. In the case of 2013-2015 and 2014-2016 performance awards, upon the occurrence of a change of control, the performance period will be deemed to have ended upon such occurrence and payouts will be made in accordance with performance over the shortened performance period.
For purposes of the 2010 Incentive Plan, a change in control will generally be deemed to occur:

•	if a person or group (other than descendants of Iphigene Ochs Sulzberger) obtains the right or ability to elect or designate for election a majority of the Company’s Board; or

•
upon the consummation of any share exchange, consolidation or merger of the Company pursuant to which the Company’s common stock will be converted into cash, securities or other property, or any sale, lease or other transfer of the consolidated assets of the Company and its subsidiaries substantially as an entirety; provided, however, that any such share exchange, consolidation or merger will not be a change in control if holders of the Company’s common stock immediately prior to such transaction collectively own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportion as such ownership immediately prior to such share exchange, consolidation or merger.

Amounts included under “Change in Control” include the incremental compensation that the named executive officers would receive as a result of a change in control and do not include compensation under existing programs they would receive as a result of their continued employment following a change in control. Amounts included under “Termination Upon a Change in Control” include the aggregate amount the named executive officer would receive as a result of the change of control and a termination in connection therewith.

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3.
See footnote 7 for an explanation of the amounts shown for “Annual and long-term performance awards” for Mr. Thompson. For each other named executive officer, the amounts shown under each column other than “Change in Control,” represent, in the case of awards paid in February 2015, the actual amounts paid, and in the case of long-term performance awards payable in future years, a prorated portion of the target amounts (two-thirds of target for the 2013-2015 cycle and one-third of target for the 2014-2016 cycle). Actual payments of such ongoing long-term performance awards would be made at the end of the relevant performance period and would depend on the Company’s achievement of the applicable targets.

4.
See footnote 7 for an explanation of the amounts shown for “Stock options” for Mr. Thompson. The amounts shown for “Stock options” for each other named executive officer and the amounts shown for “Restricted stock units” for all named executive officers under each column other than “Change in Control,” represent the in-the-money value of unexercisable stock options and restricted stock units that would become exercisable and/or deliverable in shares upon retirement, death or disability of the named executive officer, based on the Company’s closing stock price on December 26, 2014 ($13.58), the last trading day of our 2014 fiscal year.

5.
The amounts shown represent the actuarial present value of the aggregate anticipated annual payments under the Pension Plan and the SERP assuming retirement at December 28, 2014, based on the following anticipated annual payments:

Arthur Sulzberger, Jr.	$954,891
Mark Thompson	N/A
Michael Golden	495,912
James M. Follo	4,666
Kenneth A. Richieri	247,916
Although the total present value of retirement benefits is shown, lump-sum payments are generally not permitted. All of the named executive officers, other than Mr. Thompson and Mr. Follo, are eligible for early retirement under the Pension Plan and the SERP with benefits at these levels. Mr. Follo is eligible for early retirement under the Pension Plan but not the SERP. Mr. Thompson is not a participant in the Pension Plan or the SERP, which were frozen effective December 31, 2009.

6.
The amounts shown represent the sum of the named executive officer’s DEC account balance, if any, Restoration Plan account balance and vested SESP account balance. In the case of the Restoration Plan, the assumed account balances of the named executive officers other than Mr. Thompson reflect a credit for 2014 through December 28, 2014, to be made in 2015. Because Mr. Thompson is not yet eligible to retire, he would not be entitled to the Restoration Plan credit in the event of a termination on December 28, 2014, other than in the case of death.

SESP participants vest in their benefit upon attaining age 55 and completing 10 years of service or upon a change in control. As of December 28, 2014, neither Mr. Thompson nor Mr. Follo had vested in his SESP benefit. Accordingly, the amounts shown for them upon a “Change in Control” and “Termination Upon Change in Control” reflect the amounts as explained in footnote 2.

7.
See “—Employment Agreement with Mark Thompson” for a description of the terms of Mr. Thompson’s Sign-On Performance Stock and Sign-On Options. The table assumes that a termination was without Cause (upon a termination for “Cause,” he would not be entitled to any compensation) and that a resignation was not for “Good Reason.” Upon a resignation for “Good Reason,” Mr. Thompson would be entitled to the same compensation as would be the case upon a termination without “Cause.”

Under “Termination”:

•
The amount shown for “Annual and long-term performance awards” represents a prorated portion of the target value of Mr. Thompson’s Sign-On Performance Stock. The actual value of his Sign-On Performance Stock would be determined as of November 30, 2015, the end of the performance period.

•
The amount shown for “Stock options” represents the in-the-money value of a prorated portion of Mr. Thompson’s unexercisable Sign-On Options that would become exercisable, based on the Company’s closing stock price on December 26, 2014 ($13.58), the last trading day of our 2014 fiscal year.

P. 64 – THE NEW YORK TIMES COMPANY

•
The amount shown for “Severance benefits” represents (i) an amount, payable under the Employment Agreement, equal to 1.25 times the sum of Mr. Thompson’s annual base salary ($1 million) and target incentive award ($1 million), (ii) the amount of the 2014 annual incentive award paid out in February 2015, and (iii) reimbursements for the actual cost of COBRA coverage in excess of the amount that similarly situated active employees pay for the same levels of coverage.

Under “Death, Disability or Retirement”:

•
The amount shown for “Annual and long-term performance awards” represents the amount of the 2014 annual incentive award paid out in February 2015 and a prorated portion of the target value of his 2013-2015 and 2014-2016 long-term performance awards. The actual value of these long-term performance awards would be determined at the end of the relevant performance period based on the Company’s achievement of the applicable targets. Payout would be made at the end of the performance period.

•
The amount shown for “Stock options” represents the in-the-money value of Mr. Thompson’s unexercisable Sign-On Options that would become exercisable, based on the Company’s closing stock price on December 26, 2014 ($13.58), the last trading day of our 2014 fiscal year.

•
The amount shown for “Severance benefits” represents reimbursements for the actual cost of COBRA coverage in excess of the amount that similarly situated active employees pay for the same levels of coverage.

These amounts are payable in the event of death or disability as of December 28, 2014, the last day of our 2014 fiscal year. Mr. Thompson was not eligible for retirement under the Company’s plans as of that date.
Under “Change in Control,” Mr. Thompson would be entitled to a partial payout of the 2013-2015 and 2014-2016 long-term performance awards, calculated as described in footnote 2.
If, within 12 months of a Change in Control, Mr. Thompson’s employment were terminated by the Company without Cause or he resigned for Good Reason, he would be entitled to the amounts as set forth under “Termination on Change in Control” as follows:

•
The amount shown for “Annual and long-term performance awards” represents the target value of Mr. Thompson’s Sign-On Performance Stock, in addition to a partial payout of the 2013-2015 and 2014-2016 long-term performance awards, calculated as described in footnote 2.

The amount shown for “Stock options” under “Change in Control” represent the in-the-money value of unexercisable stock options that would become exercisable.

•	The amount shown for “Severance benefits” are as described above, under the “Termination” column.
See footnotes 2 and 6 for an explanation of the amounts shown for “Nonqualified deferred compensation.”
The amount shown for Mr. Thompson under “Termination Upon Change in Control” represents the aggregate amount he would receive upon a change in control and a termination within 12 months thereafter.
For purposes of Mr. Thompson’s Employment Agreement, the following terms are defined as follows:

•	“Change in Control” for purposes of the Employment Agreement is used as defined in the 2010 Incentive Plan.

•
“Cause” shall mean any of the following events: (i) Mr. Thompson’s willful misconduct or gross negligence with regard to the Company or in the performance of his duties to the Company; (ii) his failure to attempt in good faith to perform his duties or his failure to follow the lawful directives of the Board (other than as a result of death or a physical or mental incapacity) which failure is not cured within five days of written notice; (iii) his indictment (or equivalent) for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) his performance of any act of theft, fraud, malfeasance or dishonesty (other than good faith expense account disputes) in connection with the Company or performance of his duties to the Company; (v) a material breach by him of the Employment Agreement or any other written agreement with the Company which is not cured within 10 days of written notice; (vi) his willful misconduct which the Board determines in its good faith judgment has or could have an adverse

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impact on the Company (economically or reputation-wise); or (vii) a material violation by him of the Company’s Business Ethics Policy or other written material Company policy.

•
“Disability” shall mean any of the following: (i) the meaning ascribed to such term (or a similar term) in the long-term disability plan sponsored by the Company in which Mr. Thompson is eligible to participate from time to time; (ii) his absence from work due to his physical or mental incapacity for a period of at least 180 days during any 365-day period (whether or not consecutive, and including weekends and holidays); or (iii) in the good faith determination of the Board, he is reasonably expected to be absent from work due to his physical or mental incapacity for a period of at least 180 consecutive days.

•
“Good Reason” shall mean the occurrence of any of the following events, without Mr. Thompson’s express written consent, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by him to the Company that he intends to terminate his employment at the end of such 30-day period for one of the following reasons: (i) material diminution in his then current base salary (other than across-the-board diminutions applicable to generally all named executive officers); (ii) material diminution in his duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); (iii) a requirement that he report to a person other than the Board or the (Executive) Chairman; (iv) the relocation of his primary work location by more than 50 miles from its then current location; or (v) a material breach by the Company of the Employment Agreement or any other written agreement with him.

P. 66 – THE NEW YORK TIMES COMPANY

PROPOSAL NUMBER 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

U.S. public companies are required to provide stockholders a non-binding advisory vote to approve the compensation of the company’s named executive officers disclosed in the annual proxy statement (a “say-on-pay” vote). Under our Certificate of Incorporation, an advisory vote to approve compensation is not among the expressly enumerated items as to which the Class A stock has a vote. As a result, for the Company, the say-on-pay vote is reserved for a vote of the Class B stockholders.
At the Company’s 2014 Annual Meeting, the Class B stockholders overwhelmingly supported the say-on-pay proposal. We currently intend to hold our say-on-pay vote every year and the next advisory vote on the frequency of the say-on-pay vote will occur no later than 2017. Accordingly, at the 2015 Annual Meeting the Company is again providing Class B stockholders a nonbinding advisory vote to approve the compensation of the Company’s named executive officers.
Say-on-Pay Vote
Executive compensation is an important matter for the Company. We structure compensation for our executive officers:

•	to drive performance through the achievement of short-term and long-term objectives;

•	to link our executives’ total compensation to the interests of our stockholders and to drive the creation of value for stockholders over the long term; and

•	to enable us to attract, retain and motivate the highest caliber of executives by offering competitive compensation and rewarding superior performance.
We believe our compensation program, as currently structured and as implemented for 2014, is strongly aligned with the long-term interests of our stockholders. We urge you to read “Compensation of Executive Officers,” including the “Compensation Discussion and Analysis” compensation tables and the narrative discussion, beginning on page 35 of this Proxy Statement, for details on our executive compensation.
Recommendation and Vote Required
The Board of Directors recommends that the Class B stockholders vote FOR the following resolution, which will be presented at the Annual Meeting.
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” compensation tables and narrative discussion, is hereby approved.
As an advisory vote, the result is non-binding on the Company and the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
The affirmative vote of a majority of the shares of Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required pursuant to the Company’s By-laws for approval of this advisory proposal. Accordingly, broker non-votes will have no effect on this proposal and abstentions will have the same effect as votes against this proposal.

THE NEW YORK TIMES COMPANY – P. 67

PROPOSAL NUMBER 3—SELECTION OF AUDITORS

The Audit Committee has selected the firm of Ernst & Young LLP, an independent registered public accounting firm, as our auditors for the fiscal year ending December 27, 2015, subject to ratification of such selection by our Class A and Class B stockholders voting together as one class.
Ernst & Young has informed us that the firm has no direct financial interest nor any material indirect financial interest in us or any of our affiliated companies. Ernst & Young has not had any connection during the past three years with us or any of our affiliated companies in the capacity of promoter, underwriter, voting trustee, director, officer or employee.
A representative of Ernst & Young will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders. The representative will also have the opportunity to make a statement if he or she decides to do so.
Audit Committee’s Pre-Approval Policies and Procedures
Our Audit Committee Charter requires the Audit Committee to pre-approve the rendering by our independent registered public accounting firm of all auditing services, internal control-related services and permitted non-audit services. The Chair of the Audit Committee may pre-approve the rendering of such services (other than internal control-related services) on behalf of the Committee, provided the matter is then presented to the full Committee at its next scheduled meeting.
Audit and Other Fees
The following table presents the aggregate fees incurred for audit and other services rendered by Ernst & Young during fiscal years 2014 and 2013.

Service Type	Fiscal 2014	Fiscal 2013
Audit Fees	$2,557,000	$2,805,000
Audit-Related Fees	—	1,000
Tax Fees	149,246	298,000
All Other Fees	—	—
Total Fees Billed	$2,706,246	$3,104,000
Audit Fees ($2,557,000; $2,805,000). This category includes the aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company’s annual financial statements, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, consents related to documents filed with the SEC, due diligence related to dispositions, and services normally provided by the independent auditor in connection with statutory and regulatory filings. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting.
Audit-Related Fees ($0; $1,000). There were no audit-related fees for 2014. Audit-related fees for 2013 were due to a financial statement audit of an employee benefit plan.
Tax Fees ($149,246; $298,000). This category includes the aggregate fees billed by Ernst & Young for tax services. Fees for assistance in the preparation of tax returns, claims for refunds and tax payment planning, including support during income tax audits or inquiries, were $46,175 in 2014 and $96,000 in 2013. The remaining $103,071 in 2014 and $202,000 in 2013 were for tax advice and planning.
All Other Fees ($0; $0). No other fees were paid in 2014 or 2013.
Recommendation and Vote Required
The Audit Committee of the Board of Directors recommends a vote FOR the following resolution, which will be presented at the Annual Meeting:
RESOLVED, that the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP, an independent registered public accounting firm, as auditors of The New York Times Company for the fiscal year ending December 27, 2015, is hereby ratified, confirmed and approved.

P. 68 – THE NEW YORK TIMES COMPANY

The affirmative vote of a majority of the shares of Class A stock and Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, voting together as a single class, is required pursuant to the Company’s By-laws for approval of this resolution. As a result, abstentions will have the same effect as a vote against the proposal.
OTHER MATTERS

Submission of Stockholder Proposals for 2016
Stockholders who intend to present proposals at the 2016 Annual Meeting under SEC Rule 14a-8 must ensure that such proposals are received by the Secretary of the Company not later than November 25, 2015. Such proposals must meet the requirements of the SEC to be eligible for inclusion in the Company’s 2016 proxy materials.
Advance Notice
The Company’s By-laws provide that the nomination of persons for election to the Board and the proposal of business to be considered by stockholders may be made at the annual meeting as set out in the Company’s notice of such meeting, by or at the direction of the Board or by any stockholder of the Company who is entitled to vote at the meeting on such nomination or other proposal, and who, in the case of a holder of Class A stock, complies with certain notice procedures. Any holder of Class A stock proposing to nominate an individual for election to the Board by the Class A holders or proposing business to be considered by the Class A holders at an annual meeting must give written notice and certain information to the Secretary of the Company generally not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting. As a result, stockholders who intend to present proposals at the 2016 Annual Meeting under these provisions must give written notice to the Secretary, and otherwise comply with the By-law requirements, no earlier than January 7, 2016, and no later than February 6, 2016.
Certain Matters Relating to Proxy Materials
The Company may satisfy SEC rules regarding delivery of proxy materials by delivering a single copy of these materials to an address shared by two or more Company stockholders. This delivery method is referred to as “householding” and can result in meaningful cost savings for the Company. Under this procedure, the Company has delivered only one copy of the Proxy Statement and Annual Report, or individual Notices, in one envelope to multiple stockholders who hold their shares through a broker or bank and share an address and last name and who do not participate in electronic delivery of proxy materials, unless contrary instructions were received from impacted stockholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and annual report or Notice in a separate envelope, as applicable, to a stockholder at a shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the Proxy Statement, Annual Report or Notice in a separate envelope either now or in the future, please contact Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently receiving separate copies and wish to receive only one copy of future Proxy Statements, Annual Reports or individual Notices, in one envelope, for your household, please contact Broadridge at the above phone number or address.
By order of the Board of Directors.
Diane Brayton
Secretary and Assistant General Counsel
New York, NY
March 24, 2015

THE NEW YORK TIMES COMPANY – P. 69

620 Eighth Avenue New York, NY 10018 tel 212-556-1234

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 5, 2015 (other than 401(k) plan participants). Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

620 EIGHTH AVENUE NEW YORK, NY 10018 ATTENTION: CORPORATE SECRETARY
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future Proxy Statements, proxy cards and Annual Reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 5, 2015 (other than 401(k) plan participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

401(k) PLAN PARTICIPANTS
All votes by participants in The New York Times Companies Supplemental Retirement and Investment Plan submitted over the Internet, by phone or mail must be received by 11:59 p.m. Eastern Time on May 3, 2015.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

You can change your vote or revoke your proxy at any time before it is voted at the meeting by mailing a later-dated proxy card, executing a later-dated proxy by Internet or telephone or by voting by ballot at the meeting. If you execute more than one proxy, whether by mail, Internet or telephone, and/or vote by ballot at the meeting, only the latest dated proxy or ballot will be counted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE NEW YORK TIMES COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Class A Nominees:
01) Robert E. Denham
02) Dara Khosrowshahi
03) Brian P. McAndrews
04) Doreen A. Toben
05) Rebecca Van Dyck

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
3.	Ratification of the selection of Ernst & Young LLP as auditors					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No
IF VOTING BY MAIL, YOU MUST DATE, SIGN AND RETURN THIS CARD IN ORDER FOR THE SHARES TO BE VOTED.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer, giving full title as such.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

THE NEW YORK TIMES COMPANY
ANNUAL MEETING OF STOCKHOLDERS
MAY 6, 2015
10:00 a.m. Eastern Time
TheTimesCenter
242 WEST 41ST STREET
NEW YORK, NEW YORK 10018

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 6, 2015: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

THE NEW YORK TIMES COMPANY Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 6, 2015

The undersigned hereby appoints Arthur Sulzberger, Jr., Kenneth A. Richieri and Diane Brayton, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on all matters coming before said meeting, including the matters on the reverse side of this card, all of the shares of CLASS A COMMON STOCK of THE NEW YORK TIMES COMPANY that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on May 6, 2015, at TheTimesCenter, 242 West 41st Street, New York, NY 10018, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and revokes any proxies previously given.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the election of directors and FOR proposal 3. In their discretion, the proxies are authorized to vote on such other matters that may properly come before this meeting or any adjournment or postponement thereof.

If the undersigned is a participant in The New York Times Companies Supplemental Retirement and Investment Plan, this card will also be used to provide voting instructions to the trustee for any shares attributed to the undersigned’s account on the record date, as set forth in the Notice of Annual Meeting and Proxy Statement.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be dated and signed on reverse side.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 5, 2015. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

620 EIGHTH AVENUE NEW YORK, NY 10018 ATTENTION: CORPORATE SECRETARY
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future Proxy Statements, proxy cards and Annual Reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 5, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

You can change your vote or revoke your proxy at any time before it is voted at the meeting by mailing a later-dated proxy card, executing a later-dated proxy by Internet or telephone or by voting by ballot at the meeting. If you execute more than one proxy, whether by mail, Internet or telephone, and/or vote by ballot at the meeting, only the latest dated proxy or ballot will be counted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE NEW YORK TIMES COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Class B Nominees:
	01) Raul E. Cesan	06) James A. Kohlberg
	02) Michael Golden	07) Ellen R. Marram
	03) Steven B. Green	08) Arthur Sulzberger, Jr.
	04) Carolyn D. Greenspon	09) Mark Thompson
05) Joichi Ito

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2.	Advisory vote to approve executive compensation					☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:
3.	Ratification of the selection of Ernst & Young LLP as auditors					☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No
IF VOTING BY MAIL, YOU MUST DATE, SIGN AND RETURN THIS CARD IN ORDER FOR THE SHARES TO BE VOTED.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer, giving full title as such.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

THE NEW YORK TIMES COMPANY
ANNUAL MEETING OF STOCKHOLDERS
MAY 6, 2015
10:00 a.m. Eastern Time
TheTimesCenter
242 WEST 41ST STREET
NEW YORK, NEW YORK 10018

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 6, 2015: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

THE NEW YORK TIMES COMPANY Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 6, 2015

The undersigned hereby appoints Arthur Sulzberger, Jr., Kenneth A. Richieri and Diane Brayton, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on all matters coming before said meeting, including the matters on the reverse side of this card, all of the shares of CLASS B COMMON STOCK of THE NEW YORK TIMES COMPANY that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on May 6, 2015, at TheTimesCenter, 242 West 41st Street, New York, NY 10018, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and revokes any proxies previously given.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the election of directors and FOR proposals 2 and 3. In their discretion, the proxies are authorized to vote on such other matters that may properly come before this meeting or any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be dated and signed on reverse side.